As filed with the Securities and Exchange Commission on ___________________,
2000
Registration No.  333-_____________

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM SB-2
                           REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        STAMPEDE WORLDWIDE, INC.
            (Exact name of registrant as specified in its charter)
FLORIDA                                   2711                58-2235301
(State or other jurisdiction of     (Primary Standard    (I.R.S. Employer
incorporation or organization)        Industrial         Identification No.)
                                     Classification
                                      Code Number)




3910 Riga Boulevard, Tampa, Florida    33619      (813) 630-2762
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. John V. Whitman, Jr., President
3910 Riga Boulevard
Tampa, Florida 33619
Telephone: (813) 630-2762 Facsimile: (813) 630-0259
(Address, including zip code, and telephone number, including area code, of registrant's agent for service)

COPIES OF COMMUNICATIONS TO:
Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609
Telephone:  (813) 874-8854  Facsimile: (813) 873-9628

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each                           Proposed      Proposed
class of securities  Amount to be       Maximum        Maximum      Amount of
to be registered     registered   offering price per  aggregate         fee
                                         share         offering
                                                        price

Common Stock,        41,366,653           $.10       $4,136,665       $1,092
$.001 par value

*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 (the "Securities
Act").   This estimate is based upon the average of the bid and asked quotations for the Common Stock on the OTC Bulletin Board on the day prior to filing this Registration Statement, $.___ and $.___, respectively, as adjusted for a share combination effective on November 22, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

CROSS REFERENCE SHEET
This table sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.


Item of Form SB-2                                  Location in Prospectus
------------------                                 -----------------------
Item 1.  Front of registration statement           Outside front cover of
prospectus

Item 2.  Inside front and outside back             Inside front cover and
                                                   outside cover pages of
                                                   prospectus and
                                                   Additional Information.

Item 3.  Summary information                       Not Applicable

Item 4.  Use of proceeds                           Use of Proceeds

Item 5.  Determination of offering price           Distribution of Shares

Item 6.  Dilution                                  Not applicable

Item 7.  Selling security holders                  Selling Stockholders

Item 8.  Plan of distribution                      Distribution of Shares

Item 9.  Legal proceedings                         The Business-
                                                   Legal Proceedings

Item 10.  Directors, executive officers,          The Company, Management and
          promoters and control                   Principal Stockholders
          persons


Item 11.  Security ownership of certain           Principal Stockholders
          beneficial owners and
          management

Item 12.  Description of securities               Description of Securities.

Item 13.  Interest of named experts and           Interest of Counsel and
          counsel                                 Experts.

Item 14.  Disclosure of Commission                Management
          position on indemnification for
          Securities Act liabilities

Item 15.  Organization within last                The Company
          five years

Item 16.  Description of business                 The Business

Item 17.  Management's discussion and             Management's Discussion
          analysis or plan of operation           And Analysis of Results of
                                                  Operations and Financial
                                                  Condition

Item 18.  Description of property                 The Business-
                                                  Description of Property

Item 19.  Certain relationships and               Certain Transactions with
          related transactions                    Management and Others

Item 20.  Market for common equity                Market Price of and
          and related stockholder matters         Dividends on Common Stock
                                                  and Related Stockholder
                                                  Matters

Item 21.  Executive compensation.                 Management-
                                                  Management Compensation.

Item 22.  Financial statements.                   Financial Statements.

Item 23.  Changes in and disagreements            Not applicable
          with accountants on accounting and
          financial disclosure.

SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED December 5, 2000.

                       STAMPEDE WORLDWIDE, INC.
      1,366,653 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS
       40,000,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY
41,366,653 shares of Common Stock of Stampede Worldwide, Inc. (the
"Company") offered hereby are being offered and sold by selling stockholders named herein ("Selling Stockholders") for their own accounts in open market or block transactions. See "Selling Stockholders". The Company will not receive any proceeds from the Offering made by the Selling Stockholders. Selling Stockholders may sell Shares to or through broker-dealers and the broker-dealers' compensation may be in the form of discounts, concessions or commissions from the Selling Stockholders and commissions from or mark ups charged to purchasers. The Selling Stockholders and broker-dealers effecting sales on behalf of Selling Stockholders may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, (the "Securities Act"), in which event any discounts, concessions or commissions they receive, or any profit on resales of the Shares by them, may be deemed to be underwriting compensation under the Securities Act. The Company believes none of the Selling Stockholders have underwriting or selling arrangements for their Shares. See "Distribution of Shares".

40,000,000 shares of Common Stock of the Company offered hereby are being offered and sold by the Company. The Shares offered by the Company will be offered by the Company's officers who will not be paid any compensation for the sale thereof. The Shares offered by the Company are expected to be sold in negotiated transactions to investors, used to pay liabilities, used to pay for services rendered by third parties and used in acquisitions of other businesses. In all cases, the price at which the Company will sell the Shares is expected to be related to the then current bid and asked quotations for the Common Stock on the OTC Bulletin Board. There is no assurance the Company will be able to sell any of the Shares which it is offering. See "Distribution of Shares".

The shares of Common Stock offered by both the Selling Stockholders and by the Company are referred to herein as "Shares" and the offering thereof as the "Offering". The Company's Common Stock is quoted on the OTC Bulletin Board under the trading symbol of STPW. The Company is engaged in five related business activities, internet business solutions, IT staffing, IT training, computer hardware and software sales and commercial printing.

AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________________.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

REPORTS TO SECURITY HOLDERS

The Company intends to furnish to security holders annual reports containing audited financial statements and unaudited financial statements for each of the first three quarters of each fiscal year. In addition, the Company may from time to time furnish to security holders additional information about the Company and its business as deemed appropriate by Management. The Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 and files reports with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act.

TABLE OF CONTENTS
                                                                  Page
The Company
Risk Factors
Use of Proceeds
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial
  Condition and Results of Operations
The Business
Management
Management Compensation
Certain Transactions with Management and Others
Principal Stockholders
Description of Securities
Selling Stockholders
Distribution of Shares
Market Price of and Dividends on
  Common Stock and Related Stockholder Matters
Shares Available for Future Sale
Interest of Counsel
Experts
Additional Information
Index to Financial Statements

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in a jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified so to do. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus.

Until ___________________, (40 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may by required to deliver a Prospectus. This requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

THE COMPANY

Stampede Worldwide, Inc., (the "Company") was incorporated in Georgia on April 5, 1996, under the name of JMAR Communications, Inc., and changed its name to Chronicle Communications, Inc., effective July 30, 1997. The Georgia company merged into its newly incorporated, wholly owned Florida subsidiary on February 2, 2000 for the sole purpose of changing the Company's state of incorporation to Florida from Georgia. On April 14, 2000, the Company changed its name to Stampede Worldwide, Inc.

The Company's founder is John V. Whitman, Jr., the Company's president and chairman. The Company was organized for the purpose of establishing and operating a shopper style tabloid newspaper in the Crisp County, Georgia market area which included several contiguous counties. The Company later expanded operations to include a second shopper style tabloid newspaper, including community news features, serving the Grady County, Georgia market area which included several contiguous counties. Subsequently, the Company added a two-edition broadsheet (full sized) Sunday newspaper serving those markets, with a full membership in the Associated Press. In February 1998, the Company terminated publication of the Sunday newspapers. In February 1999, the Company terminated publication of all shopper style tabloid newspapers and became a holding company with its operations located entirely in its subsidiary companies.

The Company entered the commercial printing business with the acquisition on September 30, 1998 of Bright Now, Inc., doing business as United Printing and Publishing in Tampa, Florida, a company which had been in business since 1992. In the same transaction, the Company acquired Southern Paper and Converters, Inc. which principally recycled waste newsprint since 1994. In November 1999, Bright Now, Inc. filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code. This proceeding was converted to a Chapter 7 liquidation in February 7, 2000.

In January 1999, the Company acquired Bartow Communications, Inc., a publisher of new-home real estate guide that is distributed in the metropolitan District of Columbia area, including Maryland and Virginia. In July 2000, the Company returned Bartow Communications to its previous owner. Also in January 1999, the Company acquired RKN Enterprises, Inc., a contract publisher of magazines sponsored by trade associations in South Florida. In October 1999, the Company discontinued activities related to RKN Enterprises, Inc.

In August 1999, the Company acquired Americomp Computers, Inc., in Houston, Texas, which was a distributor of personal computers and related services, networking, web site development and web hosting and which had operated since 1994. Americomp Computers, Inc.'s business has been transferred to Stampede Network.com, Inc. and Spiderscape.com, Inc., wholly owned Company subsidiaries located to Tampa. In March 2000, Stampede Network.com, Inc. acquired the business and assets of ETA Internet Solutions, Inc., which was engaged in development of Internet and software solutions for business customers. The Company relocated all of its operations to its current facility in January 2000. Since the date of its relocation, the Company's wholly owned subsidiary, Chronicle Commercial Printing, Inc., has installed a web press and operates a commercial printing business, including the printing of catalogues for Spiderscape.com, Inc. In other newly formed, wholly owned subsidiaries, the Company has initiated an information technology training center (I-academy, Inc.) and an information technology personnel placement service (Stampede Quest). All references herein to the Company's business include the business of its subsidiary companies.

The Company's executive and production offices are located at 3910 Riga Boulevard, Tampa, Florida 33619, its telephone number at that address is
(813) 630-2762 and its telephone facsimile number is (813) 630-0259. The Company's Web site its at www.stampedeinc.com.

RISK FACTORS

Investment in the Shares involves a high degree of risk. The following risk factors should be considered carefully in evaluating the Company, its business, condition and prospects (financial and otherwise) before purchasing any of the Shares. These risk factors are not necessarily exhaustive and additional risk factors, if any, may be material or have significance to an individual investor. Many investment opportunities involve risk factors or a risk of loss, including the existence of the normal and extraordinary risks. The existence of these risk factors and possibly others should not necessarily be the sole determining factor in whether or not to purchase Shares. All of the information in this Prospectus should be carefully considered in connection with the risk factors described below.

This Prospectus contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933 and is subject to the "safe harbors" created by those sections. These forward-looking statements are subject to significant risks and uncertainties which may cause actual results to differ materially from those discussed in or suggested by such forward-looking statements. The forward-looking statements within this Prospectus are identified by words such as "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions regarding the Company's intent, belief and current expectations. However, these words are not the exclusive means of identifying such statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances and statements made in the future tense are forward-looking statements. Readers are cautioned that actual results may differ materially from those forecasted in or suggested by the forward looking statements as a result of various factors, many of which are beyond the control of the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", identifies important factors which could cause or contribute to such differences. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring subsequent to the filing of the registration statement, of which this Prospectus is a part, with the Securities and Exchange Commission. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus.

Risks Related To Business And Operations:

Unprofitable operating history. Since the Company began operations in April 1996, the Company has not earned a profit in any period. The Company has incurred a $4,037,443 loss from operations for the year ended September 30, 1999, a $1,983,803 loss from operations for the nine months ended June 30, 2000 and expects to incur a loss from operations for the year ended September 30, 2000. The Company has changed the focus of its business activities several times since inception in an effort to establish profitable operations. There is no assurance the Company will be able to generate sufficient revenues to become profitable in future periods or to successfully continue its business plans. Without sufficient revenues, the Company will be unable to create value in its equity securities which include the Shares and to pay dividends. The Company is subject to many risks. See "Management's Discussion and Analysis" and "Description of Business."

Limited Liquidity and Capital Resources. The Company has financed its operations to date principally with proceeds from sales of Common Stock for cash, services and in payment of debts, contributions of property and money from its founder, proceeds of a bank loan (which has been repaid) and collections of accounts receivable. The Company expects limited liquidity to continue until the Company's operations generate a positive cash flow, of which there is no assurance. The Company plans to sell additional Shares of its Common Stock pursuant to this Prospectus in order to provide capital needed to continue and expand its operations; but, there is no assurance additional Common Stock can be sold or that any other financing will be available in the amount needed for these purposes or, if it is available, that the terms thereof will be acceptable to the Company. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Dependence on key personnel. The Company is significantly dependent upon the knowledge, efforts and abilities of John V. Whitman, Jr., its founder, chairman and president, with respect to the conduct of its current operations and implementation of the Company's plan to improve its sale performance and to achieve profitability, of which there is no assurance. The Company is dependent upon Mr. Whitman because of his extensive involvement with the development of the Company's business. The Company's dependence on Mr. Whitman is particularly important during the period prior to the Company reaching a level of operations at which it has the financial ability to attract and retain executive officers at market rates of compensation and benefits who are not founders and major stockholders of the Company. The termination of employment by Mr. Whitman for any reason while these circumstances continue could be expected to have a materially adverse effect on the Company because the Company may not be able to find a replacement for Mr. Whitman who has his level of dedication to the Company, except for a person who would require a salary and benefits package which at the present time would exceed the Company's financial resources. Mr. Whitman does not have an employment agreement with the Company, but is the Company's single largest stockholder and the Company's board of directors has unanimously approved a five year employment agreement for Mr. Whitman which is planned to be prepared in writing in the near future. The Company is depending upon Mr. Whitman as the Company's founder and major stockholder for his dedication, commitment and financial interest in the Company as a basis for his continuing employment with the Company, regardless of its financial condition at any particular time and the existence of a written employment agreement.

Risks associated with information technology and Internet businesses. There is no assurance the Company will be able to successfully establish and expand its Internet solutions, computer and software sales over the Internet and by catalog and information technology training and personnel placement businesses. This risk is associated in part with availability of capital or revenues to fund the costs of such expansion and to some extent with the Company's ability to identify and employ sales personnel who are capable of carrying out the Company's marketing plan under the direction of management. The Company's computer and software sales over the Internet are dependent to some degree upon the developing viability of the Internet as a sales channel.

Competition. All of the Company's commercial printing business, Internet solutions business, computer and software sales business and information technology training businesses compete against better established, larger and more financially stable enterprises. There is no assurance the Company will be able to compete successfully in its business segments.

Lack of dividends. The Company has not declared or paid dividends on its Common Stock, which includes the Shares, and may elect to retain all or most of its net profits, if any, in the foreseeable future to provide operating capital and funding for reinvestment in the Company's business. The
Company cannot predict if or when it will have current and retained earnings or surplus from which to declare and pay dividends. There is no assurance as to if or when the Board of Directors will declare a dividend on the Common Stock, which includes the Shares.

Voting control by management stockholders. Mr. Whitman, who is a director and an executive officer of the Company, owns individually and jointly with his wife an aggregate of 789,194 shares of the Company's Common Stock ( none of which are included for sale pursuant to this Prospectus). In addition, Mr. Whitman holds Common Stock Purchase Options for 3,549,844 shares of Common Stock, this represents approximately 17 percent of the total issued and outstanding shares at the date of the prospectus. The shares of stock and options represent approximately 6 percent of the voting stock outstanding, assuming the sale of all 40,000,000 being offer by the Company under this Prospectus, and the conversion of preferred stock into 1,366,653 shares of common. In addition, Jackson L. Morris, a director, secretary and general counsel of the Company owns Shares and Common Stock Purchase Options for 5.0 percent before the offering made hereby and 1.7 percent, assuming the Company sells all 40,000,000 shares offered hereby. See, "Management Compensation-Common Stock Purchase Options" and "Principal Stockholders". Each issued and outstanding share of the Common Stock is entitled to one vote on each nominee for a directorship. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person who controls or can obtain more than fifty percent of the votes cast for the election of each director will control the election of all directors. Accordingly, it is likely the stockholders who are also the directors and management of the Company hold a sufficient number of votes to elect all of the directors of the Company and other stockholders will not be able to elect any directors, unless substantially all of the 40,000,000 shares offered hereby are sold.

Risks Related To The Offering:

Uncertainty as to sales of Shares. There is no assurance as to the number of Shares which the Company may sell, or the net proceeds available to the Company to be applied to the Company's business.

Volatility of Stock Price. The public market price of the Company's Common Stock has been volatile. Furthermore, the Company's Common Stock is quoted on the OTC Bulletin Board, instead of the NASDAQ Small Cap Market or a national securities exchange. That quotation medium is believed to have an adverse impact on the interest of some securities brokerage firms and of public investors for the securities quoted there.

Possible negative effect of Common Stock available for future sale.
1,313,775 shares of the Company's Common Stock owned by "affiliates", as defined in Rule 144 under the Securities Act of 1933, are not registered for sale by such affiliates under that Act and are subject to the restrictions and limitations provided by that rule. 281,775 of these shares have been owned for more than two years and 856,000 of these shares have been owned for more than one year, but less than two years. An additional 176,000 shares have been owned by the Company's affiliates for less than one year and the affiliates have Common Stock Purchase Options covering an additional 4,268,250 shares. The 856,000 shares held for more than one year are eligible for sale by each such holder pursuant to and subject to the requirements of Rule 144. Under the rule, affiliates may sell a limited number of shares during each three month period pursuant to the requirements of Rule 144 or affiliates may sell larger numbers of shares if registered under that Act. The offer of a significant number of such shares of Common Stock by affiliates in the future in the public trading market at or about the same time pursuant to Rule 144 or pursuant to a subsequent registration statement under that Act could have a depressive effect on the public market price of the Shares.

Trading limitations on stock at a market price of less than $5 per share.
The quotations for the Company's Common Stock on the OTC Bulletin Board have been less than $5 per share at all time since the Common Stock first began trading in August 1998. Management cannot predict the market price of the Common Stock in the public securities market at any time in the future. At any time the quoted bid price is less than $5 per Share, certain larger stock brokerage firms may prohibit purchase or sale of the Company's Common Stock in their customers' accounts. All securities brokerage firms effecting purchase orders for new clients in the Shares at a time when the Shares have a market bid price of less than $5 per share are required by federal law to send a standardized notice to such new clients regarding the risks of investing in "penny stocks", to provide additional bid, asked, broker compensation and other information to the new customer, to make a written determination that the Shares are a suitable investment for the new client and to receive the new client's written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. Although the Company has enjoyed an active public trading market for its Common Stock, these business practices may inhibit that market for the Common Stock at some point in the future during periods that the price is less than $5 by both limiting the number of brokerage firms which may participate in the market and increasing the difficulty in selling the Common Stock to new investors. Management cannot predict if or when the Company will qualify to have its Common Stock traded on NASDAQ or a national securities exchange, which would, if admitted to trading in any such market, exempt transactions in the Common Stock, regardless of the market price, from the procedures and safeguards mandated by the "penny stock" regulations summarized above.

USE OF PROCEEDS

There is no assurance as to if or when the Company may receive net proceeds from the sale of the 40,000,000 Shares offered by the Company by this Prospectus. Furthermore, the price or prices at which the Company sells the Shares, if any are sold, cannot be predicted; nor, can the Company predict the specific uses and needs it may have for the net proceeds at the time of such sale or sales. Accordingly, the Company cannot predict either the total amount of the actual net proceeds, if or when they may be received or how they may be used. In general, the Company anticipates using the net proceeds for working capital and to expand its business through increased marketing and advertising, to pay outstanding liabilities and to pay the fee for its "Pewter Partnership" with the Tampa Bay Buccaneers professional football team. The Company may use a portion of the Shares offered by the Company pursuant to this Prospectus to pay liabilities and purchase services and acquire other businesses.

CAPITALIZATION

The following table sets forth the capitalization of the Company at June
30, 2000. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. Effective November 22, 2000, the Company effected a share combination in which each issued and outstanding share became one-fifth of one share, without changing the par value or the total number of authorized shares.
                                                             At June 30, 2000
Long term debt, net of current maturities:                       $ 2,563,094
Equity:
Common stock, $.001 par value, 100,000,000 shares authorized
14,265,162 shares issued*                                             14,265
Paid-in Capital                                                   12,629,550
Accumulated earnings (deficit)                                    (9,697,831)

Total stockholders' equity                                         2,945,984

Total capitalization                                               5,509,078

*Adjusted for share combination of one for five on November 22, 2000

Subsequent to June 30, 2000, through November 22, 2000, the Company has issued an additional 5,734,653 shares, as adjusted for the share combination.

SELECTED FINANCIAL DATA
The following table presents selected financial data at the dates and for the periods indicated. The table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.
Statement
of Operations Data:

                                                     For the Nine Months
                                                        ended June 30,
                                                     2000            1999
Sales                                           $ 1,409,101     $ 1,427,138
Cost of sales                                       912,875       1,434,454
Gross profit                                        496,226        (  7,316)
Operating expenses                                3,777,969       2,207,940


Net loss                                        $(1,983,803)    $(2,215,256)

Loss per
 common share*:                                 $(     0.24)    $(     1.27)
Weighted
 average common
 shares
 outstanding*:                                    8,266,457       1,740,393

* Adjusted for share combination of one for five on November 22, 2000


Balance Sheet Data:
                                             At June 30,     At September 30,
                                                 2000               1999

Working capital                             $(   45,355)       $(4,131,033)
Total assets                                  6,489,807        $ 2,773,355
Long-term obligations,
 less current portion                       $ 2,563,094        $   192,000
Total stockholders' equity                  $ 2,945,984        $(1,888,126)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the years ended September 30, 1999 and 1998:

The Company completed the acquisition of AmeriComp Computers, Inc. of Houston, TX, on August 19, 1999. The acquisition of AmeriComp Computers, Inc. has been treated as a "purchase" under generally accepted accounting principles. The year ended September 30, 1999, on a consolidated basis represented forty-two calendar days of the Company operating AmeriComp Computers, Inc. as a subsidiary. The Company completed an acquisition of Bright Now, Inc. and Southern Paper and Converters Inc. on September 30, 1998. This acquisition of the two related companies was treated as a "pooling" under generally accepted accounting principles. As a result of the pooling, the operations of the parent company only and the acquired subsidiaries have been consolidated for the fiscal years ended September 30, 1999 and 1998. At September 30, 1999 and 1998, the Company, on both a parent only and consolidated basis, and its subsidiaries, considered individually, were technically insolvent. The Company operated a commercial web-offset printing business located in Tampa, Florida and during part of the reported periods was the publisher of two free weekly shopper-style tabloid newspapers, and a two edition Sunday newspaper and a real estate publication in the Maryland area and was a contract publisher of trade magazines. The Company's revenues were generated through sales of commercial printing services, sales of display advertising in its own publications, sales of classified advertising and sales of recycled newsprint to the packaging and shipping industry, and the sales of computer parts and accessories.

In November 1999, the Bright Now, Inc. subsidiary filed for protection under Chapter 11 of the Federal Bankruptcy Code. This proceeding was converted to a Chapter 7 Liquidation during the month of February, 2000.

The Company's operating activity for the year ended September 30, 1999 reflect seventeen weeks of The South Georgia Chronicle - Thomas County Edition. The Company operated its commercial printing plant and its paper recycling business for the entire 1999 fiscal year, Bartow Communications
New Homes Register for nine full months, Nicholson Enterprises for nine full months and AmeriComp Computers for forty-two calendar days. The Company's operating activity for the year ended September 30, 1998 reflects one full year of operations with the South Georgia Chronicle, both the Grady and Crisp County Editions, shopper style tabloid newspapers, and a full year of operations from it's commercial printing plant and it's paper recycling business.

The Company incurred operating losses of $3,967,079 and $1,813,577 for the years ended September 30, 1999 and 1998, respectively. At September 30, 1999 current liabilities exceeded current assets by $4,131,033 and the Company was in default on substantially all its debts. Additionally, major vendors had placed the Company on a COD basis for purchases.

The Company had a slight growth in revenue for the 1999 fiscal year compared to the 1998 fiscal year of approximately 10% or $186,474. Gross profit for the same period rose to $229,923 for the 1999 fiscal year compared to 1998 fiscal year of $57,005 or a improvement of 9% when compared to revenues for the reported periods.

The Company experienced an increase in general and administrative expenses for the 1999 fiscal year compared to the 1998 fiscal year of $2,366,640. The increase is largely related to stock compensation to officers of $1,049,492, stock compensation to others of $308,798, consulting expenses of $599,275, legal expenses of $166,416 and accounting expenses of $130,834.

Limited liquidity and financial resources:

During the 1999 and 1998 fiscal years, the Company funded much of its working capital needs through the sale of its common stock. Approximately $2,190,000 in capital was raised in connection with these stock sales. The Company's continued ability to operate is dependent on its ability to either refinance its existing debt or raise additional capital.

The Company's working capital position declined by $1,306,385 at September 30, 1999. This condition is the result of an increase in total current liabilities by $1,462,856 partially as a result of defaults on long-term liabilities of its Bright Now, Inc. subsidiary. The Company experienced an increase from period to period in current maturities of long-term debt by $188,891. Accounts payable increased by $500,886. Accrued payroll liabilities increased by $207,264 and other accrued liabilities by $520,834.

The Company had limited liquidity as a result of negative cash flows during the reported periods and its liquidity was limited to the sale of common stock, collections of accounts receivable and generation of additional accounts receivable, primarily from sales of commercial display advertising in its products and revenues generated from the commercial web printing business. The Company's management believes the Company can improve its gross margins by expanding operations and increasing revenues, thereby spreading fixed costs over a broader revenue base.

The Company's operating activity for the twelve months ended September 30, 1999 reflect twenty-six editions of New Homes Register, eight editions of Business Builder, eight editions of Bonded Builder News. The Company operated its commercial printing plant and its paper recycling business for the entire twelve months, and AmeriComp Computers, Inc. for forty-two calender days. The Company's operating activity for the twelve months ended September 30, 1998, reflect fifty-two weeks of the South Georgia Chronicle Thomas County Edition, thirty-nine weeks of the South Georgia Chronicle Crisp County Edition, and fifty-two weeks of its commercial printing plant and its paper recycling business.

The losses for the twelve months ended September 30, 1999, were directly related to commercial printing jobs dropped at the Company's printing facility that did not meet the Company's minimum profit standards and seasonal downturn in the commercial printing business. Additionally, the Company suffered revenue losses as a result of no working capital, vendors declining credit terms and requiring payment on delivery, and further deterioration of printing equipment resulting in loss of customer base.

The Company showed a decrease in cost of good sold for the twelve months ended September 30, 1999, over the same period in 1998. Cost of sales as a percent of revenue was 88.1% for the twelve months ended September 30, 1999, verses 96.7% for the same twelve months ended 1998, which represents an almost 10.0% decline in cost of sales.

The Company's management believes if it had been better capitalized during the period it could have offset the losses by making capital equipment purchases and repairs that would be expected to have improved efficiency and increased its commercial printing revenues.

For the nine months ended June 30, 2000 and 1999:

During the nine months ended June 30, 2000 and 1999, the Company's activities were conducted primarily in its subsidiaries. During the nine months ended June 30, 2000, the Company's subsidiaries and their respective businesses were as follows:
      Chronicle Commercial Printing, Inc. - commercial web offset printing Stampede Network.com, Inc. - web design and hosting, and proprietary database programming
      Spiderscape.com, Inc. - Internet and catalog based computer hardware and software retailing
      Bartow Communications, Inc. - publisher of new homes real estate guides in Metropolitan Washington, DC, which was returned to the original owner in July 2000.

During the nine ended June 30, 1999, the Company's subsidiaries and their respective businesses were as follows:
      Bright Now, Inc. - commercial web offset printing
      Bartow Communications, Inc. - publisher of new homes real estate guides in Metropolitan Washington, DC
Additionally, the Company acted as a contract publisher of trade association magazines in South Florida.

Financial results:

The Company greatly improved its financial position as of June 30, 2000 in contrast to its financial position at September 30,1999. Current assets increased by $596,926 and current liabilities decreased by $3,488,752 for the report dates. The cash balance increased by $120,008 and the accounts payable and accrued liabilities balances decreased by $2,245,443 as of the aforementioned dates. Furthermore, bank overdrafts were eliminated. Stockholders' equity has increased by $4,834,110 from a deficit of $(1,888,126) at September 30, 1999 to a balance of $2,945,984 at June 30,
2000.
Overall, the balance sheet has increased by $3,716,452 from total assets of $2,773,355 at September 30, 1999 to $6,489,807 at June 30, 2000.

For the nine months ended June 30, 2000 in contrast with the same period of 1999 revenues decreased by only $18,037 or 1.3%. The reduction in revenues may be attributed to the downtime for the installation of the new press for Chronicle Commercial Printing, and the elimination of the retail portion of Americomp Computers. Management was able to decrease the cost of sales by $521,579, for the nine months periods ended June 30, 2000 versus 1999. Additionally, the gross profit margin improved to 35.2% for the nine months periods ended June 30, 2000 in contrast to negative 0.5% for the same periods in 1999.

Net loss per common share, basic decreased by $1.05* to $(0.24)* for the nine months ended June 30, 2000 versus ($1.27)* for the same period of 1999.

On a quarter to quarter basis, revenues increased by $160,421 or 46.5% for the quarter ended June 30, 2000 in comparison with the quarter ended March 31, 2000. Cost of sales decreased to 42.0% from 85.7% and gross profit increased by $243,519 for the same quarter to quarter comparison. Additionally, to consider the impact of the increase in weighted average shares outstanding at June 30, 2000 on the net loss per share, the June 30, 1999 weighted average shares outstanding is applied to the nine months loss at June 30, 2000. This results in a net loss per share of $(1.15)* and a decrease in the net loss per share of $0.10* for the nine months periods ended June 30, 2000.

During the current quarter the Company's management has vigorously been eliminating and rectifying ongoing operational and administrative matters to more effectively continue with its ongoing efforts to strengthen and ultimately bring profitability to the Company and its shareholders. These efforts have included significant reduction of payables, resolution of litigation and employment contracts, and refocusing on core business objectives. To this end, in January 2000 the Company moved into a 32,000 square foot facility that can comfortably house all operations. The new state of the art FAST-300 press (cost - $709,000) was installed in February 2000.
In March the Company acquired the assets and talent of ETA Internet Solutions, Inc. to establish Stampede Network.com, Inc. Also, in March 2000 the Company redeployed the assets of Houston based Americomp Computers to Tampa to begin the creation of Spiderscape.com, Inc. On April 5, 2000 the Company purchased its new Tampa facility for $2,250,000 with better than market seller financing and no mortgage payments required before the first quarter of next fiscal year. Effective July 21, 2000, the Company discontinued activities with Bartow Communications, Inc. In August 2000 the Company completed construction of a three classroom-training center located within its corporate facility to be used for instruction of proprietary software programs. The name of the training center is "i-Academy". Additionally, Stampede Network.com has begun offering staffing solutions of IT professionals to clients on a temporary to permanent basis. September will bring the launch of our Spiderscape subsidiary with its on-line and catalog sales of computer hardware and software.
*Adjusted for share combination of one for five on November 22, 2000.

Liquidity and capital resources:


During the nine months ended June 30, 2000 and 1999, the Company funded much of its working capital needs through the sale of its common stock.

The Company's working capital ratio was positive as of June 30, 2000 and has continued to remain in that position through the date of this filing. Working capital at June 30, 2000 increased by $4,085,678 from working capital at September 30, 1999. The Company's current ratio at June 30, 2000 was a positive 1.0:1.0 ratio in sharp contrast to the negative current ratio of 1.0:13.2 at September 30, 1999.

In December 1999, the Company acquired its current facility. In January 2000, the Company acquired its web press. See "Business-Facilities and Personnel". These acquisitions increased the Company's assets by $2,945,000. The combined financing payments on this property and equipment are $17,089 per month.

THE BUSINESS

The Company, through its subsidiaries hosts a network of services including e-business solutions, hardware and software productivity solutions, custom IT training, premium technology staffing, and dynamic commercial printing expertise. The Company focuses on client's information technology investment and through new programming tools and Internet technology, provides rapid program development for both traditional business information solutions such as Human resource management and new Internet market driven electronic commerce, corporate intranets and supplier/customer extranets. The Company's value proposition is directed toward client's total costs associated with planning and designing enterprise resources, providing the hardware, software, staffing and training to maximize their return on information technology investments. The Company, through its "Pewter Partnership" with the Tampa Bay Buccaneers, a National Football League team, and has been named the exclusive Web development firm for that organization. The Company has two service centers for its subsidiaries. Stampede Worldwide, Inc. provides and maintains Management Information Systems (MIS) and network administration to its subsidiaries. The Company's MIS department also provides network-consulting services through Stampede Network.com to its clients. Stampede Worldwide, Inc. aggregates the clerical and administrative needs of its subsidiaries and fulfils those needs from the parent company level.

Internet and software solutions:

The Company, through its Stampede Network.com subsidiary, provides a full range of Internet solutions, including creation, planning and design of Web sites, intranets, extranets and Web enabled application software for customers. The Company's services enable its customers to more effectively utilize the Internet in their communications, marketing and sales. The Company is a Microsoft Certified Solution Provider. The Company account representative sales staff identifies the client's total information technology needs including staffing, training, hardware and packaged software needs and custom application development. The Company's programming staff is primarily involved with custom application development.

Computer equipment, software and peripheral equipment sales-

The Company through its subsidiary, Spiderscape.com is a vendor of a full line of computer hardware, software, network products and peripheral equipment. The Company operates an e-commerce Web site at Spiderscape.com at which it offers approximately 150,000 different products. The Company also publishes and distributes an eighty-four-page catalog which is mailed to selected lists. Spiderscape.com went on line on October 18, 2000 and the first mailing of the catalog began November 1, 2000. The first catalog has been and will be mailed to over 122,000 addresses. Orders received over the Internet or through the Company's telephone service center are automatically directed to the Company's strategic partners, Tech Data Corp. and Ingram Micro, Inc., for fulfillment. The Company's sales are paid almost exclusively by credit card and are shipped with the Company's labeling and packing list by the Company's strategic partners. Spiderscape provides the hardware and packaged software products for the Company's direct sales efforts. Essentially providing the Company's account representative with in-house customer service representative for their client's hardware/software order. The Company believes data base driven e-commerce web-sites, such as Spiderscape.com and the Company's clients will benefit from automatic layout technology for hardcopy catalog creation. Spiderscape.com is providing the Company with the platform to test and perfect its method for automatic layout.

Information technology training-

The Company offers technical computer and software training through its Stampede I-Academy subsidiary. The Company operates a web site at www.i-Academy.com. The Company's clients include individuals, school boards and commercial businesses. The Company provides K-12 teacher training and continuing education to information technology professionals. The Company's classes are offered in five broad areas, including both Windows and MacIntosh platforms. These areas are network management, technical support, digital imaging, video and graphics and technology and educational training in applications software. The Company's network management courses cover Microsoft, Cisco, Apple, Citrix, Linux, Novell, Hewlett Packard, 3Com, Nortel and Compaq. The Company's technical support courses cover CompTia's A+ and Network+, Windows Operating Systems and PC assembly. The Company's digital imaging courses cover Adobe programs, Quark Xpress, Macromedia Director, FireWorks and Freehand, Java Script, Shock Wave, HyperStudio, Movie Works, Corel Draw and Paint and Extension Suitcase. The Company's video and graphics courses cover Final Cut Pro, Adobe products, Quark Xpress, HTML, Macromedia Director Shockwave Studio, Fireworks and Flash, Java Script and Shockwave. The Company's technology and education courses cover Microsoft Office Suite, WebQuest, network administration, technology in the primary and secondary classroom, trouble shooting, video editing and multimedia production. Nearly all the Company's Stampede Network.com client's have training needs, the Company's i-Academy students are potential purchasers of Spiderscape.com's merchandise as well as potential staff placements for Stampede Quest.

Information technology personnel placement-

The Company, through Stampede Quest, provides employment placement services for information technology professionals. Services are provided for both full time and contract employment opportunities. The Company confirms the technical proficiencies claimed by its placement candidates before they are referred to clients. Stampede Quest operates a web site at www.stampedequest.com that lists open job positions. Stampede Quest provides career placement functions for Stampede I-Academy students. Stampede Network.com clients often require contract placements for major initiatives as well as permanent network administrators and programmers whom all need reoccurring training.

Commercial printing-

The Company provides complete commercial web press printing services through Chronicle Commercial Printing, Inc. Chronicle Commercial Printing operates a web-site at www.chronicleinc.com. While this line of business was originally a result of the Company's commercial printing business through an acquired subsidiary, the Company's commercial printing capabilities enhance its e-commerce activities by enabling the Company to produce its printed catalogues at minimum cost. The Company is able to offer catalog printing services to its Web solutions clients, complimenting with traditional media the client's e-commerce initiatives. The Company also prints tabloid newspapers, such as La Gazetta, the nation's oldest trilingual newspaper, newspaper inserts and other newsprint products.

COMPETITION-

Each of the Company's lines of business is in a highly competitive market, characterized by many participants, both large and small. Some of these competitors have regional and national presence. Price, quality of service and timely delivery are features of this competition in all areas. Many of the Company's competitors, regardless of business line, are better established, much larger and more financially sound than the Company.

FACILITIES AND PERSONNEL-

The Company owns a 32,000 sq ft office and light industrial building located on 5.25 acres in Tampa, Florida. All of the Company's operations are located at this facility. The Company believes that the facility is adequate for current operations and growth in the foreseeable future. The property is subject to a seller-financed mortgage.

The Company has installed eight Compaq servers performing the following functions for the Company: Primary and secondary domain control, email service, development, test and live Internet platforms, sufficient switching and routing equipment, supporting a Windows NT operating system. The Company has a written disaster recovery plan, including ample uninterruptible power supplies and tape backup. The Company has 50 Compaq Ipax work stations on a 10/100 Ethernet local area network. The Company has three T-1 data connections for sufficient and redundant Internet connectivity.

The Company has a state-of-the-art training center including two classrooms with fourteen Pentium III 600 mhz work stations and one classroom with nine MacIntosh dual processor G-4 work stations.

The Company's new printing press is manufactured by the Raghbeer Company.
The press is a model FAST-300 and includes eight printing units, six roll stands and a folder. Other improvements to the press room are a six pocket stitcher/trimmer, several cutters, forklifts, ink pump systems and an online counter/stacker. The press has the capability of printing a ninety-six page, 8.5X11 glued book with thirty-two pages of process color in a single pass. The FAST-300 is very similar in configuration and operation to a Goss Community printing press. The Company has a complete pre-press facility, including disk to film capability.

The Company employees a total of 58 individuals across all operating divisions of which all 58 are considered full-time employees.

LEGAL PROCEEDINGS-

Larry S. Hyman vs. Chronicle Communication, Inc., Case No. 98-5547 CI 7 in the Pinellas County, Florida Circuit Court. This action is for breach of contract in the acquisition of a printing plant and seeks $739,371.70 in damages. Plaintiff's motion for summary judgment has been denied. The Company believes it has substantial defenses to this claim and is vigorously defending.

Patken Leasing Company, Inc. vs. Chronicle Communications, Inc., Case No. 99014163 in the Dade County, Florida Circuit Court. This action seeks recovery of approximately $108,000 for sums advanced to Bright Now, Inc., a former subsidiary of the Company that was liquidated in bankruptcy. The Company believes it has substantial defenses to this claim and is vigorously defending.

MANAGEMENT

The names, ages and terms of office of directors and executive officers of the
Company are set forth in the following table:
Name                        Age      All positions with Company    Director
                                                                     since
---------------------------------------------------------------------------
James W. Boggs              60          Director                      2000
Winston D. Carlee, Jr.      38          Chief Financial Officer       n/a
Donald D. Clark             41          Director                      2000
Sally I. McFolling          47          Director                      2000
Jackson L. Morris           56          Director, General Counsel
                                        and Secretary                 1996
David E. Salmon             37          Chief Operating Officer       n/a
John V. Whitman, Jr.        42          Director and President        1996

Each director is elected by holders of a majority of the Common Stock to serve for a term of one year and until his or her successor is elected and qualified, which is generally at the next annual meeting of stockholders. Non-management directors are paid a cash fee of $500 per meeting and $150 per hour for time devoted to the Company's business outside of directors' meetings, including committee meetings. Directors also are issued 20,000 shares of common stock per year as additional compensation for services, which are subject to surrender pro rata for services of less than a year.
See "Common Stock Purchase Options". Officers serve at the will of the board. The Company may indemnify directors and officers against damages which qualify, in the opinion of the disinterested members of the board, for indemnification under Florida law and the Company's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Florida law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

James W. Boggs has been a director of the Company since September 2000. He is a member of the Audit Committee. For the past fifteen years, Mr. Boggs has owned and operated Swiss Chalet Travel Agency & Gift Shop and the Tampa Bay Visitors Information Center, both in Tampa, Florida. Mr. Boggs has served as president of several chambers of commerce and a director of the Florida Jaycees.

Winston D. Carlee, Jr., has been the Company's Chief Financial Officer beginning November 2000. Mr. Carlee is a certified public accountant with experience in auditing. From June 2000 to the time of joining the Company, Mr. Carlee was employed by Pender Newkirk & Company, Tampa, Florida as an audit manager. From December 1998 to June 2000, he was employed by KGMP Consulting in their New York City Office, as a financial systems consultant in the state and local government sector. From November 1989 to December 1998, Mr. Carlee was employed in auditing at the Company's independent auditor, Bella, Hermida, Gillman, Hancock & Mueller, certified public accountants. Mr. Carlee earned a B.A. degree (1987) in accounting from the University of West Florida.

Donald D. Clark, has been a director of the Company since September 2000. He is a member of the Audit Committee. Mr. Clark has practiced law for more than the past five years. He is presently employed by Brown Clark, attorneys in Sarasota, Florida, of which he is a founding member. Brown Clark employs 10 attorneys. Mr. Clark practice includes construction, surety, lien, commercial, condominium and condemnation law. Mr. Clark is a member of the Florida Bar and is admitted to practice U.S. District Court for the Middle District of Florida and the Eleventh Circuit Court of Appeals. Mr. Clark earned a B.S. degree (1981) in finance from the University of Florida and a Juris Doctor degree (1985) from Mercer University School of Law in Macon, Georgia.

Sally I. McFolling has been a director of the Company since September 2000. She is a member of the Audit Committee. Ms. McFolling is the Tampa Division President of David Weekly Homes. She joined the David Weekly Homes organization in 1994, serving as its Orlando Sales Consultant and later as Sales Coach/Manager for Florida markets. She earned a B.S. degree (1975)in biology from Wesleyan College in Macon, Georgia.

Jackson L. Morris, Esq., a director and general counsel of the Company since inception and corporate secretary since August 23, 1998, is an attorney in private practice since 1975. Mr. Morris' law practice is primarily in the areas of general corporate, securities and contract law. Mr. Morris is a member of The Florida Bar, The State Bar of Georgia (inactive) and The District of Columbia Bar. He is admitted to practice before the United States Tax Court and Supreme Court of the United States of America. Mr. Morris earned a B.A. degree in economics (1966) and a Juris Doctor degree
(1969) from the Emory University in Atlanta, Georgia and a L.L.M. degree in federal taxation (1974) from Georgetown University Law Center. The U.S. Securities and Exchange Commission has brought a civil suit against Mr. Morris and others alleging that he sold 50,000 shares common stock in violation of the registration requirements of the Securities Act. Mr. Morris received the shares as compensation for services rendered in connection with a shell company reverse merger and pursuant to a legal opinion that the shares were not restricted. The suit seeks an injunction and penalty against Mr. Morris.

David E. Salmon, has been the Chief Operating Officer and Investor Relations Officer of the Company since November 1, 1999. Mr. Salmon previously served as Investor Relation Manager with the Company during 1998 and early 1999.
Mr. Salmon has served in various roles with public companies since 1992. Mr. Salmon is a member of the National Investor Relations Institute.

John V. Whitman, Jr., is the founder, director and president of the Company since inception. In February and March 1996, Mr. Whitman was planning for a business which became the Company. From September 1, 1995 into February 1996, Mr. Whitman was the President of Southwest Georgia Shoppers, Inc., a subsidiary of Gray Communications Systems, Inc., a New York Stock Exchange listed company, (trading symbol GCS) which had purchased the assets of Phillips Publishing, Inc. owner of the Tallahassee Advertiser, The Add Sheet, The South Georgia News and Shopper and The Gadsden News and Shopper. During his brief tenure with Southwest Georgia Shoppers, Inc., Mr. Whitman was assigned the additional responsibilities of president of the Rockdale Citizen Publishing Company, the owner of the Gwinnett Daily Post and The Rockdale Citizen. Mr. Whitman was the vice president and publisher of Phillips Publishing, Inc. from October 1992 to August 1995. Mr. Whitman founded The South Georgia News and Shopper and The Gadsden News and Shopper for Phillips Publishing, Inc. Mr. Whitman managed thirty-eight full time and forty-three part time employees and exercised full management and financial responsibility for Phillips Publishing, Inc.'s operations. He also served as a consultant and motivational speaker to other Phillips publishing divisions. For seven months in 1992, Mr. Whitman was employed by Southeast Publishing Ventures in the capacity of District Manager, in which he launched a new housing guide for the Treasure Coast of Florida and turned around a new housing guide for the Orlando, Florida market. In 1991 and 1992, Mr. Whitman was engaged in consulting in the publishing industry and efforts to acquire a print media company for his own account. Mr. Whitman attended Hillsborough Community College and the University of South Florida.

Management Compensation

The following table sets forth the compensation paid during the three fiscal years ended September 30, 1999 to Mr. Whitman, as the Company's chief executive officer. Mr. Salmon is included in the table because they are executive officers paid more than $100,000 following the end of the last fiscal period.
                        Fiscal                                Securities
Name                     Year    Salary      Bonus        underlying options
---------------------   ------  --------    -----------   ------------------
John V. Whitman, Jr.    1997    $ 99,400      none                 0*  (2)
  Chairman of the       1998    $125,000      none            18,912*  (2)
  Board and President   1999    $175,000(1)   none           206,691*  (2)
David E. Salmon         2000    $100,000    $225,000 (3)
  Chief Operating
  Officer

(1) Mr. Whitman's salary includes $105,000 in cash salary and a $70,000 reduction in Receivable due from Shareholder.
(2) The Company granted an evergreen option to Mr. Whitman in May 1998 which enabled Mr. Whitman to maintain approximately 21.805 percent of the Company's stock at all times, subject to exercise of the option from time to time. The exercise price during the respective years following date of grant is a percentage of the average bid and asked quotation (or closing price) on the day prior to exercise, as follows: twelve months beginning May 1998 - 20%; second twelve months - 30%; third twelve months - 40%; and, thereafter - 50%. Mr. Whitman agreed to termination of this option on September 30, 2000 with respect to any shares to which it might entitle him after the termination date. At September 30, 2000, the maximum number of shares Mr. Whitman is entitled to purchase under the options is 709,969*. Mr. Whitman has exercised the options during the twelve months beginning October 1, 1999 and during the interim period since that date to the date of this Prospectus, as follows:
(a) 649,016* shares of common stock on January 28, 2000, at an exercise price of $.60* per share and with a fair market value at the time of exercise of $1.13.
(b) 206,691* shares of common stock on October 15, 1999 at an exercise price of $.57 per share and with a fair market value at the time of exercise of $1.90.
(3) Mr. Salmon was granted a bonus of 200,000* shares of the Company's common stock. The bonus is valued at fair market value at the date of grant.

*Adjusted for share combination of one for five on November 22, 2000.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Company makes advances to and receives advances from Mr. Whitman its President and Chief Executive Officer in the normal course of business. The amount of these advances due to the Company approximates $1,035,153 and $606,308 at June 30, 2000 and September 30, 1999, respectively.

On January 28, 2000, the Company issued 200,000* shares of its common stock to David E. Salmon, the Company's Chief Operating Officer, as a bonus. The Company expects to continue to award common stock bonuses to Mr. Salmon in lieu of salary increases until such time as the Company is in a position to pay a salary commensurate with the position responsibilities and expectations.

Mr. Morris exercised his options for 113,683* shares of common stock on January 28, 2000, at an exercise price of $.60* per share and with a fair market value at the time of exercise of $1.20. On October 15, 1999, he exercised his options for 74,582* shares of common stock at an exercise price of $.95 and with a fair market value at the time of exercise of $1.90. Mr. Morris was granted options in August 1998 which entitled him to maintain five percent of the Company's issued and outstanding commons stock at any time. The exercise price is one half of the average bid and asked quotations on the
date of exercise.   Mr. Morris agreed to termination of this option on
September 30, 2000 with respect to any shares to which it might entitle him after the termination date.

In September 2000 the Company issued 20,000 shares of its common stock, as adjusted, to each of three new directors for future services during the year. In the event any director does not complete a full year of service, the director is required to surrender a pro rata number of shares for the balance of the year.

The Company granted 50,000* common stock purchase options to Winston D. Carlee, Jr. as an inducement for him to join the Company as its Chief Financial Officer. These options are good for five years and are exercisable at a price of $.25* per share.

*Adjusted for share combination of one for five on November 22, 2000.

PRINCIPAL STOCKHOLDERS

The names of directors and officers and the name of each person who owns legally and beneficially more than five percent of the Company's issued and outstanding Common Stock at the date of this Prospectus, the address of each such person, the number of shares which each owns and the percentage of the Common Stock represented by such shares (assuming in each case the exercise of Common Stock Purchase Options held by all such persons), before and after the Offering (assuming all Shares are sold) is set forth in the following table.

All ownership is both legal and beneficial unless otherwise indicated and includes shares subject to the exercise of common stock purchase options. See "Selling Stockholders".

Name                     Number of Shares   Number of Shares
                          Before sale of      After sale of      %       %
                              Shares*            Shares*      Before  After
------------------------    ----------------  -----------------  -----------
James Boggs (1)                 20,000            20,000         (1)    (1)
Winston D. Carlee, Jr. (1)      50,000                 0         (1)    (1)
Donald D. Clark (1)             20,000            20,000         (1)    (1)
Sally McFolling (1)             20,000            20,000         (1)    (1)
Jackson L. Morris (1)        1,008,581         1,008,581        4.16   1.54
David E. Salmon (1)            166,040           166,040         (1)    (1)
John V. Whitman, Jr. (1)(2)  4,339,038         4,339,038       17.88   6.64
All directors and officers
as a group  (7 persons)      5,623,659         5,573,659       23.19   8.53

(1)Less than one percent

(1) The address of all directors and officers is the address of the Company.
(2) Mr. Whitman Shares legal ownership of 96,252 shares, as adjusted, with his wife.

*Adjusted for share combination of one for five on November 22, 2000.

DESCRIPTION OF SECURITIES

Common Stock:

The authorized Common Stock of the Company consists of one hundred million shares, with a par value per share of $.001. A total of 19,716,615 shares of Common Stock were outstanding at September 30, 2000, as adjusted for the share combination, dated November 22, 2000. The Company has issued forty-one shares of Convertible Preferred Stock, which entitles the holders to convert into an estimated 1,366,653 shares of common stock as if determined on the day prior to the date of this Prospectus. Holders of the Common Stock, which includes the Shares, (i) have equal and ratable rights with all holders of issued and outstanding Common Stock to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably with holders of issued and outstanding Common Stock in all of the assets of the Company available for distribution to holders of Common Stock, after distribution of the liquidation preference on the Preferred Stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights; (iv) have no redemption or sinking fund provisions applicable thereto; and (v) have one vote on election of each director and other matters submitted to a vote of stockholders. All shares of Common Stock outstanding are, and those sold pursuant to this Prospectus when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable.

Transfer Agent. The Company has engaged Atlas Stock Transfer Corporation, Salt Lake City, Utah to act as its transfer agent and registrar for the Common Stock.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder who owns less than one percent of the issued and outstanding Common Stock of the Company and who has Shares included in this Offering. Assuming all such Shares are sold, none of these selling stockholders will own any stock in the Company. Part of the Shares offered by the Selling Stockholders will be acquired by them upon conversion of the Company's Convertible Preferred Stock which the Selling Stockholders now own. The Company will not receive any proceeds from the sale of the Common Stock, by the following Selling Stockholders.

Name of Selling                               Number of Shares to be
Stockholder                                   sold in this Offering*
----------------                             -------------------------

Warren & Suzanne Smith
Joseph & Kathleen Whitcraft
Thomas Overleaf
Thomas Overleaf & Dennis Andrews
Wayne & Alison Throckmorton
Jane Young Daniel
David Kane
Ronald Polichnowski
Michael Johnston
Evergreen Industries
Walter Hicks
Newton Wood, III & Karen Wood
Terrafirma Works, Inc.
Conrad Reid
Thomas & Laura Kilcoyne
STL Capital, Inc.

*Indicates Shares to be acquired upon conversion of Convertible Preferred Stock, estimated as if converted on the day prior to the date of the Prospectus at 50% of the market price. The actual number of shares may increase or decrease depending upon fluctations in the market price of the Shares on the day of conversion.

DISTRIBUTION OF SHARES

Distribution by the Company:

The Company is offering 40,000,000 shares of its authorized but unissued Common Stock for sale by this Prospectus in a "self underwritten" public offering. The Company's Chairman, Mr. Whitman, will offer the Shares on behalf of the Company. See "Management". Mr. Whitman will not receive any compensation for sales of the Shares which he may make. The Company will rely on Rule 3(a)4-11 in that Mr. Whitman has never been either a registered securities broker-dealer or an affiliate or associated person thereof. The Company will receive the net proceeds from the sale of the 40,000,000 Shares. There is no assurance the Company will be able sell all or any of these Shares. The Shares offered by the Company are expected to be sold in negotiated transactions to investors. The Company may also issue Shares in payment of services and to creditors in payment of the Company's liabilities. The Company does not have agreements with any of its creditors to accept Shares in payment of amounts due to them. There is no assurance the Company will be able to pay any of its debts with the Shares. The value at which the Company sells shares or at which any creditor may accept Shares in payment of amounts due is expected to be negotiated between the Company and the individual creditor and is expected to be related to the bid and asked quotations for the Common Stock on the OTC Bulletin Board at the date of such acceptance. The Company may also acquire property, including the acquisition of other businesses, in exchange for Shares.

Distribution by Selling Stockholders:

The Selling Stockholders are offering 1,366,653 Shares for their own accounts. The Company has prepared the registration statement and is paying the costs of the registration statement of which this Prospectus is a part. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. The Company is solely responsible for the content of the registration statement and of this Prospectus. The Company has not engaged an underwriter for the Offering made by the Selling Stockholders. The Selling Stockholders have advised the Company that none of them have engaged an underwriter for the Offering. Generally, the Company expects the individual Selling Stockholders to place their respective Shares in their individual accounts at their own securities brokers and request the entry of sell orders against their stock positions.

The Selling Stockholder may sell the Shares in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of Shares offered hereby, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

Any Selling Stockholder or any affiliate of a Selling Stockholder or any Selling Stockholders who are acting in concert may violate Regulation M promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange of Act of 1934, as amended, in the event any such person, directly or indirectly, places a bid to purchase, purchases, or attempts to induce another person to bid for or purchase shares of the Common Stock in the public market before the time such Selling Stockholder or all the Selling Stockholders who are acting in concert, as the case may be, have sold all of their shares of Common Stock which are covered by this Prospectus. Accordingly, no Selling Stockholder and no affiliate of a Selling Stockholder and no Selling Stockholders who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the Common Stock in the public market for the Common Stock, in the event a public market develops, until such person has sold all of his shares covered by this Prospectus. Any person who, directly or indirectly, bids for or effects any purchase of the Common stock for the purpose of pegging, fixing or maintaining the price of the Common Stock (known as "stabilizing"), which bid or purchase does not comply with Regulation M, will be in violation of the regulation. Furthermore, no stabilizing is permitted at a price that the person stabilizing knows or has reason to know does not comply with Regulation M or which is the result of activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

Pursuant to the provisions under the Securities Exchange Act of 1934, as amended, ("Exchange Act") and the rules and regulations there under, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market quotations:

The National Association of Securities Dealers, Inc, quotes the Company's Common Stock under the stock symbol "CRNC", through February 2000 and now under "STWW" on the OTC Bulletin Board. The following table sets forth the approximate high and low bid quotations for the Company's Common Stock for each calendar quarter during the twelve months ended September 30, 2000, as adjusted for a one for five share combination effective on November 22, 2000. These quotations are inter-dealer quotations without retail markup, markdown or commissions and may not represent actual transactions.

Quarter ended           High Bid         Low Bid

September 1998           $0.19            $0.19
December 1998             0.50             0.50
March 1999                0.97             0.78
June 1999                 0.29             0.29
September 1999            0.46             0.33
December 1999             0.65             0.60
March 2000                1.20             1.00
June 2000                 0.45             0.40
September 2000            0.55             0.55


The high and low bid quotations for the Company's Common Stock on November 24, 2000 were $0.17 and $0.14 and the closing price on that date for the Company's Common Stock on the OTC Bulletin Board was $0.16.

The Company had approximately 6,832 holders of its common stock at September 30, 2000.

The Company's transfer agent is Atlas Stock Transfer of Salt Lake City, Utah.

Dividends:

Dividends on the Common Stock can be paid lawfully only out of current and retained earnings and surplus of the Company, when, as and if declared by the Board of Directors. The Company has not declared or paid any dividends on the Common Stock or the Preferred Stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other factors which the board of directors deems relevant. The Company does not expect to pay cash dividends within the next five years based upon its plan to invest its profits, if any, in expansion of the Company's shopper products and community news products.

SHARES AVAILABLE FOR FUTURE SALE

Sale of a substantial number of additional shares of Common Stock into the public trading market following the Offering could adversely affect the prevailing market prices for the Common Stock, as a result of an increased supply in the number of shares available for trading.

Following completion of this Offering, assuming the sale of all the Shares offered by the Company, the Company will have outstanding an aggregate of 61,366,468 shares of Common Stock. In addition, if all the outstanding Common Stock Purchase Options were to be exercised, totaling 4,339,038 shares of Common Stock, the Company would have a total of 65,705,506 shares issued and outstanding.

Of the total shares which would be outstanding, assuming the sale of all the Shares offered by the Company pursuant to this Prospectus and exercise of all outstanding common stock purchase options, 6,170,819 of those shares are subject to the requirements of Rule 144 by virtue of being owned by "affiliates" of the Company and not being included in a registration statement for resale by those affiliates. In general under Rule 144 as currently in effect, a person who is an affiliate of the Company or has owned a "restricted security" for more than twelve months is entitled to sell in "broker's transactions" or to market makers, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then issued and outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with the Commission with respect to the proposed sale. Sales under Rule 144 and sales by affiliates are subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. The Company may, at any time, file a registration statement covering shares held by the Company's affiliates and shares which are a restricted security, in which event the holder thereof would be able to immediately sell such shares into the public trading market upon the effective date of such registration statement.

INTEREST OF COUNSEL

The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is a director of the Company and the holder of 290,175 shares of the Company's Common Stock, none of which are offered for sale by this Prospectus, and Common Stock Purchase Options to acquire 718,406 shares. See "Common Stock Purchase Options" and "Principal Stockholders".

EXPERTS

The Company's financial statements at and for the period ended September 30, 1999 and 1998 included in this Prospectus and the related Registration Statement have been audited by BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, ("Exchange Act") and, in accordance therewith, files reports and other information with the U.S. Securities and Exchange Commission ("Commission") in Washington, D.C. pursuant to Section 15(d) of the Exchange Act. These reports and other information may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10049. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a web site that contains such material filed electronically with the Commission at http://www.sec.gov.

FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
                                                                  Page
Independent Auditor's Report on Financial Statements
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Changes in Shareholders' Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements


INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Stockholders of Chronicle Communications, Inc.

We have audited the accompanying consolidated balance sheets of Stampede Worldwide, Inc. (formerly Chronicle Communications, Inc., a Georgia Corporation) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stampede Worldwide, Inc. (formerly Chronicle Communications, Inc.) and subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company's significant operating losses, negative cash flows and debt position raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/  BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER

Certified Public Accountants
Plant City, Florida
December 20, 1999, except as to Note 13, which is as of December 4, 2000

                        STAMPEDE WORLDWIDE, INC.
                (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                         AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS


ASSETS

                              June 30,                  September 30,
                                2000                 1999        1998
                            (Unaudited)
CURRENT ASSETS:
Cash                         $  80,357          $    7,707  $   14,457
Accounts Receivable            253,975             197,218     123,055
Inventory                       51,577              32,110      85,297
Other Current Assets           549,465             101,413      22,144
Advances to Stockholders,
 Current Portion                                   115,000
                             ---------           ---------    --------
Total Current Assets           935,374             338,448     222,809
                             ---------           ---------    --------
PROPERTY AND EQUIPMENT,
Net of Accumulated
 Depreciation of $745,659
(1999), $504,453 (1998)
 and                         3,663,856           1,334,850   1,496,990

ADVANCES TO STOCKHOLDERS     1,035,153             491,308     160,021

OTHER ASSETS                   855,424             608,749       6,417
                             ---------           ---------   ---------
TOTAL ASSETS                $6,489,807          $2,773,355  $1,886,237
                            ==========          ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank Overdraft               $                   $ 31,944    $   5,014
Short-Term Notes               121,346            322,321      304,270
Current Maturities
 of Long-Term Debt             168,000           1,178,390   1,030,331
Accounts Payable               236,181           1,585,523   1,084,637
Accrued Payroll Liabilities    347,224             532,231     324,967
Other Accrued Liabilities      107,978             819,072     298,238
                             ---------           ---------   ---------
Total Current Liabilities      980,729           4,469,481   3,047,457

LONG-TERM LIABILITIES        2,563,094             192,000
                             ---------           ---------   ---------
Total Liabilities            3,543,823           4,661,481   3,047,457
                             ---------           ---------   ---------
STOCKHOLDERS' EQUITY:
Common Stock, No Par
 Value, 20,000,000
 Shares Authorized,
 14,265,162 and 3,074,840
 Shares Issued and
 Outstanding at September
 30, 1999 and 1998, as
 restated, respectively     12,643,815          5,825,903    2,515,366
  Accumulated Deficit       (9,697,831)        (7,714,029)  (3,676,586)
                            -----------        -----------  -----------
  Total Stockholders'
   Equity (Deficit)          2,945,984         (1,888,126)  (1,161,220)
                            -----------        -----------  -----------
TOTAL LIABILITIES AND
STOCKHOLDERS'
 EQUITY (DEFICIT)           $6,489,807         $2,773,355   $1,886,237
                            ==========         ==========   ==========


The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


                          STAMPEDE WORLDWIDE, INC.
                 (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                           AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                               For the Nine Months          For the Years
                                 Ended June 30,           Ended September 30,
                                2000        1999            1999        1998
                                 (Unaudited)

SALES                       $1,409,101   $1,427,138   $1,934,500  $1,748,026


COST OF SALES                  912,875    1,434,454    1,704,577   1,691,021
                             ----------  -----------  -----------  ----------

GROSS PROFIT                   496,226       (7,316)     229,923      57,005
                             ----------  -----------  -----------  ----------

OPERATING EXPENSES:
General and Administrative   3,663,336    2,040,532    3,934,388   1,567,748
Interest                       114,633      167,408      262,614     302,834
                             ----------  -----------  -----------  ----------
Total Operating Expenses     3,777,969    2,207,940    4,197,002   1,870,582
                             ----------  -----------  -----------  ----------

LOSS FROM OPERATIONS        (3,281,743)  (2,215,256)  (3,967,079) (1,813,577)
OTHER INCOME (EXPENSE)                                (   70,364)
                            -----------  -----------  ----------- -----------
NET LOSS FROM CONTINUING
OPERATIONS                  (3,281,743)  (2,215,256)  (4,037,443) (1,813,577)

Loss on disposal of assets  (   90,717)
Gain on disposal of
  Discontinued operations    1,388,657
                            -----------  -----------  ----------- -----------
NET LOSS                   $(1,983,803) $(2,215,256) $(4,037,443)$(1,813,577)
                            ===========  ===========  =========== ===========


NET LOSS PER COMMON
 SHARE, BASIC (AS
 RESTATED)                      $(0.24)      $(1.27)      $(2.58)     $(3.50)
                                 ======       ======       ======      ======

WEIGHTED-AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
(AS RESTATED)                8,266,457    1,740,393    1,559,978     517,926
                             =========    =========    =========     =======



The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


                         STAMPEDE WORLDWIDE, INC.
                 (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                            AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998



                                 Common Stock                   Accumulated
                               Shares     Amount                  Deficit
                                                                  Amount

Balance,
 September 30, 1997          2,388,708   $1,920,449             $(1,863,009)

Common Stock Issued:
For Cash, Net of
 Offering Costs                360,241      283,620
For Consulting Services        577,500      255,000
For Commissions Payable          7,720       22,398
For Interest on Loans           10,760       16,299
For Employee Compensation        3,000        6,600
For Debt Repayment              19,856       11,000

Net Loss for the Year                                            (1,813,577)
                             ---------    ---------              -----------
Balance,
 September 30, 1998          3,367,785   $2,515,366             $(3,676,586)


Common Stock Issued:
For Cash, Net of
 Offering Costs              2,826,378      667,871
For Consulting Services      2,518,468      575,025
For Employee Compensation    2,263,580    1,012,160
For Debt Repayment           1,070,738      326,203
For Operating Expenses         394,389      133,241
For Acquisitions             2,500,000      407,812
For Shareholder Advances       432,861      188,225

Net Loss for the Year                                            (4,037,443)
                             ---------    ---------              -----------
Balance,
 September 30, 1999         15,374,199   $5,825,903             $(7,714,029)

Common Stock Issued:
For Cash(Unaudited)         30,613,391    3,052,747
For Operating Expenses
(Unaudited)                 11,025,318    1,723,838
For Liabilities
(Unaudited)                  3,773,912      727,120
For Receivables
(Unaudited)                  6,102,509      641,000
For Debt Repayment
(Unaudited)                    780,110       85,097
For Acquisitions
(Unaudited)                    111,111       36,667
For Shareholder Advances
(Unaudited)                  3,545,260      551,443

Net Loss for the Year
(Unaudited)                                                      (1,983,802)
                            ----------   ----------              -----------
Balance,
 June 30, 2000 (Unaudited)  71,325,810   12,643,815              (9,697,831)

Retroactive Restatement
 For Share Combination
 Of One for Five Dated
 November 22, 2000
 (Unaudited)              (57,060,648)
                           -----------   ----------               ----------
Restated Balance,
 June 30, 2000
 (Unaudited)               14,265,162   12,643,815               (9,697,831)
                           ==========   ==========               ===========

The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


                         STAMPEDE WORLDWIDE, INC.
              (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                           AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS



                          For the Nine Months                For the Years
                            Ended June 30,                Ended September 30,
                            2000        1999                1999        1998
                        (Unaudited)

OPERATING ACTIVITIES:
Net Loss                  $(1,983,803) $(2,215,256) $(4,037,443) $(1,813,577)
Adjustments to Reconcile
 Net Loss to Net Cash Used
 in Operating Activities:
  Depreciation & Amortization 163,081      127,035      170,354      172,456
  Contribution of Services                 106,750
  Loss (Gain) on the
   Sale of Assets              19,319                    14,462
  Loss on Investments          71,398                    55,902
  Gain on disposal of
   discontinued operations (1,388,657)
  Common stock issued for
   operations               1,723,838    1,658,112    2,147,778      300,297
  Expenses Paid with Debt                                            396,236
  Increase or Decrease in:
    Accounts Receivable    (  116,147)       2,950      116,295      189,751
    Inventory              (   24,834)      40,017       63,730       16,087
    Other current Assets      192,535
    Other Assets           (  109,839)   ( 261,113)   (  33,134)      22,144
    Accounts Payable       (  111,564)   ( 322,542)     312,913      232,487
    Accrued Liabilities    (  136,682)     227,346      615,895      345,670
                           -----------   ----------   ----------   ----------
      Net Cash Used in
       Operating Activities(1,701,355)   ( 636,701)   ( 177,012)   ( 534,685)
                           -----------   ----------   ----------   ----------

INVESTING ACTIVITIES:
  Cash from Acquisitions                                 46,929
  Purchase of Property and
   Equipment               (  666,725)                (  14,549)   (     586)
   Increase in Investments (  199,471)   (  50,000)
   Liquidation of a segment(    6,303)
                           -----------   ----------   ----------   ----------

     Net Cash Provided by
    (Used in) Investing
     Activities            (  872,499)   (  50,000)      32,380    (     586)
                           -----------   ----------   ----------   ----------

FINANCING ACTIVITIES:
  Bank Overdraft           (   31,944)     190,866      20,135     (  23,599)
  Proceeds from Issuance
   of Debt                                 164,263      68,500       174,004
  Principal Payments of Debt( 381,897)   (   2,649)  (  33,448)    (  40,805)
  Advances to Stockholders      7,598    ( 228,935)  ( 129,343)      155,053
  Proceeds from Issuance
   of Stock                 3,052,747      555,371     212,038       283,620
                           -----------   ----------   ----------   ----------
    Net Cash Provided by
     Financing Activities   2,646,504      678,916     137,882       548,273
                           -----------   ----------   ----------   ----------
NET INCREASE (DECREASE)
 IN CASH                       72,650   (    7,785) (    6,750)       13,002


CASH AT BEGINNING OF YEAR       7,707       14,457      14,457         1,455

                           -----------   ----------   ----------   ----------
CASH AT END OF YEAR       $    80,357   $    6,672   $   7,707  $     14,457
                           ===========   ==========   ==========   ==========





STAMPEDE WORLDWIDE, INC. (FORMERLY CHRONICLE COMMUNICATIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                           For the Nine Months                For the Years
                            Ended June 30,                Ended September 30,
                            2000        1999                1999        1998
                         (Unaudited)


                      SUPPLEMENTAL DISCLOSURES OF
                        CASH FLOW INFORMATION:

Cash Paid during the Year
 for
  Interest              $         0   $         0    $    29,455   $   29,172

SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
  FINANCING ACTIVITIES:

  Stock Issued for Payment
   of Expenses          $ 1,723,838   $ 1,658,112    $ 2,147,778   $        0

  Stock Issued for Debt
   Repayment            $    85,097   $    50,582    $    43,640   $   11,000

  Stock Issued for Acquisitions
   and Investments      $    36,667   $    39,063    $   512,049   $        0

  Stock Issued for Stockholder
   Advances             $   551,443   $   173,324    $   397,234   $        0

  Proceeds from Sale of
   Investments for Stockholders
    Advances            $   641,000   $         0    $     8,297   $        0

  Property Surrendered for
   Debt Repayment       $         0   $         0    $    14,000   $        0

  Stock issued for Payment
   of Liabilities       $   727,120   $         0    $         0   $        0

  Property and Equipment
   Purchased with Notes $ 2,834,094   $         0    $         0   $        0

The Accompanying Notes are an Integral Part of These Consolidated Financial Statements


                       STAMPEDE WORLDWIDE, INC.
              (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                        AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Chronicle Communications, Inc., a Georgia Corporation, was originally organized as a publisher of several newspaper and shopper editions in several Georgia counties. During 1998, these publications were discontinued and the Company began a series of acquisitions in the publishing and computer communications field. Chronicle Communications, Inc. now serves as the parent company to the acquired businesses.

On September 30, 1998, the Company acquired Bright Now, Inc. and Subsidiaries in a business combination accounted for as a pooling of interests. The accompanying financial statements for 1998 are based on the assumption that the companies were combined for a full year and the financial statements of the prior year have been restated to give effect to the combination. Bright Now, Inc. operates a commercial printing plant in Tampa, Florida.

On January 3, 1999, the Company acquired Bartow Communications, Inc. in a combination accounted for as a purchase. The financial statements include the results of operations of Bartow Communications, Inc. from the date of acquisition through September 30, 1999. Bartow Communications, Inc. publishes real estate editions in the Washington, D.C. area.

On August 19, 1999, the Company acquired Americomp Computers, Inc., a computer equipment retailer, located in Houston, Texas. The combination was accounted for as a purchase and the financial statements include the results of operations for Americomp Computers, Inc. from the acquisition date through September 30, 1999.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification of Financial Statement Presentation

Certain reclassifications have been made to the 1999 and 1997 financial statements to conform to the 2000 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

Cash Equivalents

For purposes of financial statement presentation, the Company considers all highly liquid instruments with maturity of three months or less to be cash equivalents. The Company holds no such instruments at September 30, 1999, 1998 and 1997.

Accounts Receivable

The Company grants unsecured credit to its customers for terms of 10 to 60 days. The Company considers all accounts receivable to be collectible; therefore, no allowance for uncollectible accounts has been recorded.

Inventory

Inventories are recorded at the lower of cost (first-in, first-out) or market. Inventories consist principally of paper, printing supplies and computer parts.


STAMPEDE WORLDWIDE, INC. (FORMERLY CHRONICLE COMMUNICATIONS, INC.) AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives ranging from 5 to 40 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

Deferred Financing Costs

Costs connected with obtaining and executing debt agreements are capitalized and amortized on the straight-line basis over the term of the related debt. Amortization expense charged to operations for the years ended September 30, 1999 and 1998 amounted to $11,415 and $6,347, respectively.

Deferred Tax Assets and Liabilities

Deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the asset is not reasonably assured.

Earnings (Loss) per Share

Basic net earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted-average number of common shares outstanding. Common stock equivalents have not been included in the computation for these periods because their inclusion would be antidilutive. Diluted earnings per share are computed to include potential dilution from the exercise or conversion of securities, such as stock options or warrants, into common stock.Because the effect of including these securities is antidilutive, they have been excluded from the computation and the diluted loss per share is equal to the basic loss per share.

Stock-Based Compensation

The Company accounts for stock issued to employees as provided in Accounting Principles Board Opinion No. 25, whereby compensation expense is recorded on the date the options are granted equal to the excess of the market price of the underlying stock over the exercise price and provides pro forma disclosure of the application of Statement of Financial Accounting Standards No. 123.

Principles of Consolidation

The consolidated financial statements include the accounts of Chronicle Communications, Inc. and all wholly owned subsidiaries. All material intercompany transactions have been eliminated.

NOTE 2:     GOING CONCERN

The Company incurred operating losses of $3,967,079 and $1,813,577 for the years ended September 30, 1999 and 1998, respectively. At September 30, 1999, current liabilities exceeded current assets by $4,131,033, and the Company is in default on substantially all of its debt. Major vendors have placed the Company on a COD basis for future purchases. Bright Now, Inc. has filed for reorganization under Chapter 11 of the United States Bankruptcy Code.


                      STAMPEDE WORLDWIDE, INC.
             (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                          AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2:   GOING CONCERN (CONTINUED)

These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

During 2000, 1999 and 1998, the Company funded much of its working capital needs through the sale of its common stock. Approximately $2,190,000 in capital was raised in connection with these stock sales. The Company's continued ability to operate is dependent on its ability to refinance its existing debt, raise additional capital, collect stockholder advances and reverse negative operating trends.


NOTE 3:       ACQUISITIONS

On January 3, 1999, the Company acquired Bartow Communications, Inc. for 125,000 shares of the Company's common stock, in a business combination accounted for as a purchase. Bartow Communications, Inc. is primarily engaged in real estate publishing in the Washington, D.C. area. The results of operations of Bartow Communications, Inc. are included since the date of acquisition. The total cost of the acquisition was $14,062, which exceeded the fair value of the net assets of Bartow Communications, Inc. by $214,824. The excess was allocated to goodwill and is being amortized on a straight line basis over a period of twenty years.

On August 19, 1999, the Company acquired Americomp Computers, Inc. for 2,250,000 shares of the Company's common stock, in a combination accounted for as a purchase. Americomp Computers, Inc. is primarily engaged in retail sales of personal computer equipment. The total cost of the acquisition was $373,500, which exceeded the fair value of the net assets of Americomp Computers by $401,791. The excess was allocated to goodwill and is being amortized on a straight line basis over a period of twenty years. The results of operations of Americomp Computers are included since the date of acquisition. The following presents pro forma information as if the acquisition had occurred on January 1, 1998.
                                                 1999                1998

Net Sales                                      $3,204,178         $5,478,613

Net Income                                    $(4,127,078)       $(1,687,920)

Earnings per Share:

                  Basic*                     $(    2.55 )       $(   2.85)

                  Fully Diluted*             $(    2.55 )       $(   2.85)

*Adjusted for share combination of one for five on November 22, 2000.

The above amounts reflect adjustments for amortization of goodwill acquired in the purchase. The amounts included for Americomp Computers, Inc. are based on a December 31 year end, and therefore reflect only nine months activity for the year ended September 30, 1999.

On September 30, 1998, the Company acquired Bright Now, Inc. and Subsidiaries in a business combination accounted for as a pooling of interests. Bright Now, Inc., which operates a commercial printing press plant, became a wholly owned subsidiary through the exchange of 640,000 shares of the Company's common stock for all of the outstanding stock of Bright Now, Inc. and subsidiaries. In accordance with generally accepted accounting principles, the financial statements for 1998 are presented as if the companies were combined for the entire year, and the prior year's financial statements have been restated for the effects of the combination.


                         STAMPEDE WORLDWIDE, INC.
                  (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                            AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3:    ACQUISITIONS (CONTINUED)

Summarized results of operations of the separate companies for the period from October 1, 1997 through September 30, 1998, the date of acquisition, are as follows:

                                          Chronicle
                                      Communications, Inc.  Bright Now, Inc.

Net Sales                              $   456,246            $1,291,780

Net Loss                               $ 1,363,223            $  450,354

The summarized assets and liabilities of the separate companies on the date of acquisition were as follows:

                                           Chronicle
                                      Communications, Inc.  Bright Now, Inc.

Current Assets                      $     19,676             $   203,133
Property and Equipment                   325,855               1,171,135
Other Assets                             160,946                   5,492

Total Assets                        $    506,477             $ 1,379,760

Liabilities                         $    970,680              $2,076,777



NOTE 4:     PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at cost, less accumulated depreciation:


                                    June 30,        September 30,
                                    2000               1999      1998
                                   (Unaudited)

  Land                             $        0      $   30,875   $   30,875
  Building and Improvements         2,444,631         691,471      721,471
  Machinery and Equipment           1,503,670       1,358,163    1,248,510

    Total                           3,948,301       2,080,509    2,000,856

  Less, Accumulated Depreciation      284,445         745,659      338,344
                                   ----------      ----------   ----------
  Net Property and Equipment       $3,663,856      $1,334,850   $1,662,512
                                   ==========      ==========   ==========

Depreciation expense for the nine months ended June 30, 2000 was $43,745 and for the years ended September 30, 1999 and 1998 was $158,939 and $166,109, respectively.


                           STAMPEDE WORLDWIDE, INC.
                 (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                             AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS





NOTE 5:        SHORT-TERM DEBT

Short-Term Debt consists of the following:
                                               June 30,        September 30,
                                              2000         1999         1998
                                            (Unaudited)
Line of credit payable to bank; unsecured;
  bearing interest at bank prime plus 2.5%;
  in default, entire principal plus interest,
  costs and fees due immediately            $   0        $30,931    $ 25,000

Note payable to individual; secured by
  mortgage on real estate; bearing interest
  at 10%; in default, entire principal plus
  interest due immediately                      0         46,245      46,245

Note payable to individual; unsecured;
  bearing interest at 11%; in
  default, entire principal plus
  interest due immediately                      0         12,500      12,500

Loans payable to individuals; unsecured;
  bearing interest at various rates with
  various repayment terms                   $ 121,346    232,645     220,525
                                            ---------   --------    --------

    Total Short-Term Debt                   $ 121,346   $322,321    $304,270
                                            =========   ========    ========

                        STAMPEDE WORLDWIDE, INC.
                (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                            AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6:       LONG-TERM DEBT

Long-Term Debt consists of the following:
                                              June 30,        September 30,
                                              2000         1999         1998
                                              (Unaudited)
Mortgage note payable; bearing
 interest at 8%; monthly
 payments of principal and
 interest of $1,142; in
 default, entire principal
 plus interest and fees due
 immediately; secured by
 mortgage on real estate;
 guaranteed by the Company's
 president and majority
 stockholder                               $      0    $ 110,567    $ 115,965

Note payable to bank; bearing
 interest at 11%; in default,
 entire unpaid balance of
 principal and interest due
 immediately; secured by
 equipment, trade accounts
 receivable, and 42,500
 shares of the Company's
 common stock; co-signed
 by four stockholders                             0       40,832       56,927

Note payable to stockholder;
 bearing interest at 11%;
 in default, entire unpaid
 balance of principal and
 interest due immediately;
 secured by all of the
 property of the Company                          0       25,000       25,000

Note payable to individual;
 bearing interest at 10.5%;
 monthly payments of interest
 only through December 1,
 1998; secured by mortgage
 deed to real estate                                                   14,000

Note payable to bank; bearing
 interest at 10.95%; monthly
 payments of $4,231; in default
 with entire principal, plus
 interest, costs and fees
 due immediately; secured by
 mortgage on real estate                         0       521,350      404,280

Note payable to bank; bearing
 interest at bank prime plus
 2.5%; monthly payments of
 $5,609; in default with
 entire principal, plus
 interest, costs and fees
 due immediately; secured
 by blanket lien on all
 business assets                                 0       297,641      237,355

Note payable to financial
 institution; bearing interest
 at 18%; monthly payments
 of $3,849;in default with
 entire principal, interest,
 costs and fees due immediately;
 secured by lien on equipment
 and judgment entered
 March 19, 1998                                  0       171,000     171,000


Note payable to vendor;
 payable at a minimum of
 $1,500 monthly by
 applying a portion of
 purchases over 36 months;
 secured by equipment                             0                     5,804



                         STAMPEDE WORLDWIDE, INC.
                  (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                           AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6:	LONG-TERM DEBT (CONTINUED)
                                             June 30,        September 30,
                                             2000         1999         1998
                                          (Unaudited)
Loans payable to individuals; unsecured;
 bearing interest at various rates with
 various repayment terms                     135,000      204,000


Mortgage note payable; bearing
 interest at 6.51%; various
 payments of principal and
 interest; secured by mortgage
 on real estate; guaranteed by the
 Company's president and majority
 stockholder                               2,125,000

Note payable to vendor;
 bearing interest at 11%;
 monthly payments of $12,089
 over 60 months;
 secured by equipment                        471,094
                                           ---------    ---------   ---------
Total                                      2,731,094    1,370,390   1,030,331

Less, Current Maturities                   168,000    1,178,390    1,030,331
                                       -----------  -----------   ----------
Net Long-Term Debt                     $ 2,563,094  $   192,000   $        0
                                       ===========  ===========   ==========

Based on current borrowing rates, the fair value of notes payable approximates their carrying amount.


NOTE 7:     INCOME TAXES

The Company has tax loss carryforwards of approximately $9,440,173 that may be applied against future taxable income. These losses create a deferred tax asset at June 30, 2000 and September 30, 1999 and 1998. Due to the uncertainty of the Company's realization of this benefit, management has established a valuation allowance equal to the total amount of the deferred tax assets.

                                            June 30,        September 30,
                                            2000         1999         1998
                                         (Unaudited)

Loss Carry forward                      $ 1,983,803  $1,112,296      $612,208

Less, Valuation Allowance                 1,983,803   1,112,296       612,208
                                          ---------   ---------       -------
Net Deferred Tax Assets                 $         0  $        0      $      0
                                          =========   =========       =======
The loss carry forwards expire as follows:

Year of Expiration    Amount

2011                $   68,400
2012                 1,385,735
2013                 1,923,731
2014                 4,078,504
2015                 1,983,803
                     ---------
                    $9,440,173
                     =========

NOTE 8:	RELATED PARTY TRANSACTIONS

The Company has made advances to its president and majority stockholder. These advances have no specific terms, are non-interest bearing, and are unsecured. The balances of these advances, less the amounts repaid, are as follows:
                                            June 30,        September 30,
                                             2000          1999         1998
                                          (Unaudited)

  Advances to Stockholders               $1,023,162     $751,730     $444,021
  Less, Amount Repaid                        44,009      260,422      284,000
                                          ---------      -------      -------
  Net Advances to Stockholders           $1,035,153     $491,308     $160,021
                                          =========      =======      =======

                        STAMPEDE WORLDWIDE, INC.
                (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                         AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9:      STOCK OPTIONS


The Company issues stock options to its officers and directors as compensation for their services. The Company has elected to account for these stock options using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation expense is measured as the excess of the quoted market price of the stock over the option price on the measurement date and charged to the period in which the related services are performed. Compensation charged to operations amounted to $382,668 and $36,579 for the years ended September 30, 1999 and 1998, respectively.

FASB Statement No. 123 requires pro forma disclosure of information regarding net income and earnings per share determined as if the Company has accounted for these stock options using the fair value method of that Statement. The pro forma information for September 30, 1999 and 1998 are as Follows (AS RESTATED):

                                           1999             1998

Pro Forma Net Loss                     $4,379,774      $1,823,473

Pro Forma Net Loss
 per Common Share                     $     2.80      $     3.50

The estimated fair value of these stock options was calculated using the Black-Scholes option pricing model. The weighted-average fair value of the options at their grant date and the assumptions used in the models are as follows (AS RESTATED):

                                           1999          1998

 Weighted-Average Fair Value              $ 2.10         $ .60
 Risk-Free Interest Rate                    5.01%         5.00%
 Dividend Yield                               0            0
 Volatility Factor of Expected
  Market Price                              4.19          3.22
  Weighted-Average Expected Life              1            1

A summary of the Company's stock option activity and related information is as follows (AS RESTATED):

                                      1999           1998
                                   Weighted         Weighted
                                   Average          Average
                               Exercise Price    Exercise Price
                      Options  Per Share   Options  Per Share

Outstanding,
 October 1             78,019   $ .03        1,000    $.03
Granted               660,611   $ .12       78,019     .03
Exercised            (457,357)  $ .12
Canceled/Expired                        (    1,000)    .03

Outstanding,
 September 30         281,273   $ .12       78,019    $.03


All shares outstanding at September 30, 1999 are exercisable at prices ranging from $.02 to $.05 with estimated remaining lives of less than one year.


                         STAMPEDE WORLDWIDE, INC.
                 (FORMERLY CHRONICLE COMMUNICATIONS, INC.)
                           AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10: EQUITY

On November 15, 1997, the Company approved a one-to-two reverse common stock split. On July 1, 1998, the Company approved a one-to-four reverse common stock split. All references to number of shares of common stock in the accompanying financial statements have been restated to reflect these transactions.

On July 8, 1999, the Company issued warrants to Generation Capital Associates exercisable for up to 600,000 shares of common stock at $150,000. Unexercised warrants will expire December 31, 2000.

Subsequent to September 30, 1999, the Company issued an additional 6,838,421 shares of common stock, including approximately 2,211,363 restricted shares and 4,627,058 free-trading shares, for general corporate purposes in the amount of $1,479,915.

NOTE 11: COMMITMENTS AND CONTINGENCIES

The Company has been involved in litigation resulting from its default on a bank loan secured by a mortgage on the property on which its plant is currently operating. As a result of an order resulting from the plaintiff's motion for final judgment, the court has scheduled foreclosure sale of the property. The Company has been successful in postponing the foreclosure while it seeks financing from other sources. The Company is also a defendant in litigation with numerous other creditors resulting from the Company's default on debt obligations. Some of these obligations are secured by the Company's assets. To the extent the Company is unable to cure these defaults, it may be obligated to surrender operating assets to satisfy creditors. No estimate of the amount of resulting loss can be made.

The Company leased part of its operating facilities and various office equipment under operating leases with terms of less than one year. Rent expense for these leases amounted to $2,823 and $38,679 for the years ended September 30, 1999 and 1998, respectively.

NOTE 12: CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash equivalents and unsecured trade receivables. The Company's cash equivalents are maintained with financial institutions located in Florida and Georgia. The Company holds no cash equivalent in excess of federally insured limits. The Company grants credit to customers, substantially all of whom are located in Florida and Georgia. The Company's ability to collect these receivables is dependent upon economic conditions in Florida and Georgia and the financial condition of its customers.

NOTE 13: SUBSEQUENT EVENTS

Subsequent to September 30, 1999, Bright Now, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. On February 7, 2000, the case was converted to Chapter 7. At June 30, 2000, a final discharge in bankruptcy had not yet been granted.

On November 22, 2000, the Board of Directors authorized an 1 for 5 reverse stock combination to shareholders of record on that date. Per-share amounts in the accompanying financial statements have been adjusted for the reverse combination.

II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.
The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Florida law regarding indemnification.
The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct. Article XI of the Registrant's Bylaws lso contain provisions for indemnification of directors and officers. See, Exhibit 3.2.

Item 25. Other Expenses of Issuance and Distribution.
Registration fees:
Federal                             $ 2,500
Printing                           $   300
Accounting                         $ 3,000
                                   --------
Total:                             $ 5,800
                                   ========

Legal counsel is a director and secretary of the Registrant and is not being paid any cash fee for preparation of this Registration Statement, prior registration statements or reports filed under the Securities Exchange Act of 1934, as amended, for other legal services or for services as director and secretary. In recognition of such services, however, the Registrant has granted to its legal counsel certain common stock purchase options which legal counsel exercises from time to time to offset the amount of his fees in general. See, "Management Compensation-Common Stock Purchase Options" in the Prospectus included elsewhere in this Registration Statement. The Registrant is not paying any engraving costs or transfer agent's fees specifically for the offering covered by this Registration Statement.

Item 26. Recent Sales of Unregistered Securities.
The following information covers the Registrant's unregistered sales of securities within the three year period ending on September 30, 2000 and the interim period subsequent thereto.

First Offering:
(a) Dates of offering-June 1, 1997 to September 23, 1998 Securities sold-Common Stock Amount sold- 556,168
(b) Issued as a bonus to three employee and to two new directors for joining board, sold to thirty-one new investors (seventeen accredited and fourteen non-accredited) who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant, sold to twenty-two existing stockholders and issued to two consultants, one of whom was already a stockholder.
(c) $6,450 value of employee bonuses, $7,000 value to new directors, $533,111 sold for cash and $271,250 sold for consulting services in connection with the sale of Common Stock and public relations.
(d) The Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 505 promulgated there under in that the Registrant realized in May 1997 that its funding requirements could exceed the $1,000,000 limitation of Rule 504 and it terminated the Rule 504 offering at May 31, 1997 and commenced an offering under Rule 505 in which it has sold stock to not more than thirty-five non accredited investors (actual number of non-accredited investors is fourteen).

Second Offering:
(a) Dates of the offering-September 24, 1998 to November 8, 1999 Securities sold-Common Stock Amount sold-12,812,758 shares (includes 432,861 shares to be canceled which were issued in error in exercise of executive options)
(b) Issued as compensation for services and as bonuses to five employees of the Registrant, sold for cash to nine investors (seven accredited and two non accredited), issued in payments of accounts payable by the Registrant and a subsidiary to eight creditors, issued upon exercise of options by three directors and executive officers, issued as payment for consulting services to eighteen firms and individuals, issued in payment of miscellaneous expenses to two persons, including one director and executive officer and issued in acquisitions of five companies to twelve persons.
(c) $271,000 valued at market for employee compensation and bonuses, $294,786.73 sold for cash, $512,650.86 in amount of accounts payable liquidated, $1,281,064.98 valued at market for options exercised by directors and executive officers (net of shares to be canceled), $569,954.50 negotiated value of consulting fees paid, $10,948 in amount of miscellaneous expenses liquidated, $1,833,752.50 valued at market in consideration of acquisitions
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.

Third Offering:
(a) Date of the offering-September 1999 Securities sold-Series A Zero Coupon Preferred Stock and Common Stock Amount-169,904 shares of preferred stock and 306,000 shares of Common Stock
(b) Issued for cash to a private investment partnership which is an accredited investor
(c) $50,000 sold for cash and approximately $3,500 valued at market as a contractual penalty for late filing of this registration statement
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.

Fourth Offering:
(a)  Date of the offering- January 28 to February 8, 2000
      Securities sold- Common Stock
      Amount- 12,511,074 shares
(b) Sold for cash to twenty-six accredited investors; issued in payment to two trade creditors; issued in settlement of claims by three former employees; and; issued upon exercise of options by two directors for (i) offset against accrued salary and (ii) offset against accrued professional fees pay.
(c) $405,050 sold for cash; $51,000 in payment of creditors; $87,377 in settlement of claims by former employees; and, $351,547 in offset against accrued salary and professional fees, with a market value at time of exercise of $0.20.
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering

THE NUMBER OF SHARES INFORMATION IN OFFERINGS ONE THROUGH FOUR HAS NOT BEEN ADJUSTED FOR THE SHARE COMBINATION OF ONE SHARE FOR FIVE SHARES EFFECTIVE ON NOVEMBER 20, 2000

Fifth Offering:
(a)  Date of the offering- September 2000
     Securities sold- common stock
     Amount- 60,000 shares
(b)  Issued to new directors as compensation for future services
(c)  No cash consideration
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering

Sixth Offering:
(a)  Date of the offering- October and November 2000
      Securities sold- Convertible Preferred Stock
      Amount- 41 shares
(b)  Sold for cash to 16 accredited investors
(c)  Sold for cash in the aggregate amount of $410,000.
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.


Item 27. Exhibits. Sequential Page Number
3.1a  Articles of Incorporation, as amended through April 2000
3.2  By-Laws*
5    Opinion re: legality
23.1  Consent of counsel  (included in Exhibit 5)
23.2	Consent of independent public accountant
*Filed as Exhibits to previous Registration Statement on Form SB-2,
 Commission File No. 333-34283

Item 28. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes that:(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida on December 5, 2000.
Stampede Worldwide, Inc.
By: /s/ John V. Whitman, Jr.
President and Chief Executive Officer
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
Signature                   Capacity in which signed:        Date signed:

                     Director, Chief Operating Officer     December 5, 2000
James W. Boggs

/s/ Winston D. Carlee, Jr.  Chief Financial Officer        December 5, 2000
Winston D. Carlee, Jr.

                            Director                       December 5, 2000
Donald D. Clark

/s/ Sally I. McFolling      Director                       December 5, 2000
Sally I. McFolling

/s/ Jackson L. Morris       Director and Secretary         December 5, 2000
Jackson L. Morris

/s/ John V. Whitman, Jr.    Director, President            December 5, 2000
John V. Whitman, Jr.        Principal Executive Officer


EXHIBIT 3.1

ARTICLES OF INCORPORATION OF
CHRONICLE COMMUNICATIONS, INC.

The undersigned, for the purpose of forming a corporation under the provisions of Chapter 607, Fla. Stat., the Florida Business Corporation Act, hereby states the following:

ARTICLE I - NAME AND ADDRESS

Section 1.  The name of the Corporation shall be Chronicle Communications,
Inc.

Section 2. The principal office and the initial mailing address of the Corporation shall be 3910 Riga Boulevard, Tampa, Florida 33619-1344.

ARTICLE II - DURATION

The Corporation shall have perpetual existence.

ARTICLE III - PURPOSE AND POWERS

Section 1. The Corporation is formed for the purpose of engaging in any lawful activity or business for which corporations may be incorporated under the laws of the State of Florida.

Section 2. The Corporation may exercise all powers, rights and privileges conferred on corporations pursuant to the laws of the State of Florida.

ARTICLE IV - CAPITAL STOCK

The Corporation shall be authorized to issue capital stock, as follows:

(a) One hundred million (100,000,000) shares of common stock, all of one class, having a par value of $.001 per share; and

(b) One hundred sixty-nine thousand nine hundred four (169,904) shares of Series A Zero Coupon Preferred Stock the Corporation, each share having a par value of $.10 and a redemption value of $.175233661 per share, being convertible into one share of the Corporation's common stock at the election of the holder and not being entitled to payment of a dividend; provided, that, the conditions to demand for redemption and election of conversion being subject to negotiation and agreement between the Corporation and the purchaser of the such preferred stock.

ARTICLE V - BOARD OF DIRECTORS

Section 1. The business and affairs of the Corporation shall be managed by a Board of Directors, the members of which shall be hereinafter referred to as Directors.

Section 2. The number of Directors shall be as provided in the Bylaws of the Corporation, but shall not be less than three (3).

Section 3. Directors shall be elected and hold office as provided in the Bylaws.

ARTICLE VI - BYLAWS

Section 1. The Board of Directors shall adopt Bylaws for the Corporation at a meeting of the Board of Directors following the filing of these Articles of Incorporation.

Section 2. The power to adopt, alter, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors or the stockholders in accordance with the provisions of the Bylaws.

Section 3. Any Bylaws adopted by the Board of Directors or the stockholders may be altered, amended or repealed by the other group; provided, however, that any Bylaw adopted by the stockholders may provide that it shall be altered, amended, or repealed only by the stockholders.
ARTICLE VII - REGISTERED OFFICE AND AGENT

Section 1. The street address of the initial registered office of the Corporation shall be 3910 Riga Boulevard, Tampa, Florida 33619-1344.

Section 2. The name of the initial registered agent of the Corporation located at said address shall be John V. Whitman, Jr.

ARTICLE VIII - INCORPORATOR

The name and address of the incorporator is John V. Whitman, Jr., 3910 Riga Boulevard, Tampa, Florida 33619-1344.

IN WITNESS WHEREOF, for the purpose of forming a corporation under the laws of the State of Florida, the undersigned executed these Articles of Incorporation on January 28, 2000.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.

ACCEPTANCE BY REGISTERED AGENT

I hereby accept to act as initial Registered Agent for Chronicle
Communications, Inc., as stated in these Articles of Incorporation.

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.

EXHIBIT 3.2:  Articles of Amendment

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CHRONICLE COMMUNICATIONS, INC.
	Pursuant to the provisions of 607.1003, Fla. Stat., the Florida Business Corporation Act, Chronicle Communications, Inc. does hereby amend its Articles of Incorporation as follows:
	1.  The name of the corporation is Chronicle Communications, Inc.
	2. This Amendment to the Articles of Incorporation was duly approved and adopted on February 7, 2000 by written consent of a majority of the stockholders as a whole, there being no class of stockholders entitled to vote hereon as a separate voting group, pursuant to 607.0726, Fla. Stat., by written consent without a meeting, pursuant to 607.0704, Fla. Stat., upon the recommendation of the board of directors on February 4, 2000 by written consent of all directors pursuant to 607.0821, Fla. Stat.
	3. The total number of shares of common stock issued and outstanding at the date of approval hereof was 31,372,522 shares and the vote of such shares in favor hereof was 16,300,340 shares, being sufficient in all respects for approval hereof.
	4. Article I, Section 1, of the Articles of Incorporation shall be, and it hereby is amended to change the name of the Corporation to Stampede Worldwide, Inc.
	5.  	4.  Article IV of the Articles of Incorporation, as amended, shall be and hereby is amended to add a clause "(c)", as follows:
(c)  The authorized preferred stock of the Corporation shall be Ten
Million (10,000,000) Shares, having, as determined by the board of directors, a par value, stated value, liquidation preferences and other preferences, dividend preference, voting rights (including super majority voting rights), right to convert into other authorized securities of the Corporation, limitations and other features and relative rights and being issueable, as determined by the board of directors, in one or more classes or series within classes, each of which may be, as determined by the board of directors, to different from all others as to the features provided herein to be determined by the board of directors.
	IN WITNESS WHEREOF, the undersigned, President of Chronicle Communications, Inc., has executed the within Articles of Amendment this 13th day of April, 2000 and caused said Articles to be filed in the office of the Secretary of State for the State of Florida, effective upon the filing thereof.
   (CORPORATE SEAL)				Chronicle Communications, Inc.


ATTEST:
							By: __________________________
_________________________			       John V. Whitman, Jr.,
President
Jackson L. Morris, Secretary

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
STAMPEDE WORLDWIDE, INC.
	Pursuant to the provisions of 607.1002(9), Fla. Stat., the Florida Business Corporation Act, Stampede Worldwide, Inc. does hereby amend its Articles of Incorporation, as amended, as follows:
	1.  The name of the corporation is Stampede Worldwide, Inc.
	2. This Amendment to the Articles of Incorporation was duly approved and adopted on October 27, 2000 by all the directors of the Corporation, pursuant to 607.0602, Fla. Stat., by written consent without a meeting, pursuant to 607.0704, Fla. Stat. and approval by the stockholders is not required under 607.1002(9), Fla. Stat.
	3. Article IV of the Articles of Incorporation, as amended, shall be and hereby is amended to add a sub clause "(i)" to clause (c), as follows:
(i)  Three hundred fifty (350) shares of the authorized preferred stock of the Corporation is hereby designated as Convertible Preferred Stock, Series A, each share of which shall have a stated value and liquidation preference of $10,000, a right to receive dividends on a parity with the Corporation's common stock, when, as and if declared by the board of directors and no right to vote (except as provided below) on any matter submitted to the holders of the Corporation's common stock, and each share of which shall be redeemable by the Corporation, beginning one year from date of issue after thirty days prior written notice providing opportunity for the holder to convert (until notice of conversion as provided below) at a redemption price equal to stated
value plus premium of 10% per annum from the date of issue to the date of redemption and convertible at the election of the holder beginning one year from date of issue into such number of shares of the
Corporation's common stock as is determined by dividing the stated
value by one-half of average closing bid on the conversion date on the best market therefor or the closing price, as the case may be, but not more than $.75 in the case of either the closing bid or closing price; provided, that conversion shall be conditioned upon amendment to the Corporation's Articles of Incorporation or other action making available to the Corporation a sufficient number of authorized by unissued shares of common stock necessary to effect the conversion;
provided, further, that upon timely receipt of notice of conversion which do to an insufficient number of shares of common stock to effect the conversion (A) the Convertible Preferred Stock shall cease to be redeemable and (B) shall have a right to vote in pari passu with the common stock, the number of votes per share being determined on an "as converted" basis.
	IN WITNESS WHEREOF, the undersigned, President of Stampede Worldwide, Inc., has executed the within Articles of Amendment this 27th day of October, 2000 and caused said Articles to be filed in the office of the Secretary of State for the State of Florida, effective upon the filing hereof.
   (CORPORATE SEAL)				Stampede Worldwide, Inc.


ATTEST:
							By: _______________________________
_________________________			       John V. Whitman, Jr.,
President
Jackson L. Morris, Secretary

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
STAMPEDE WORLDWIDE, INC.
	Pursuant to the provisions of 607.1002(9), Fla. Stat., the Florida Business Corporation Act, Stampede Worldwide, Inc. does hereby amend its Articles of Incorporation, as amended, as follows:
	1.  The name of the corporation is Stampede Worldwide, Inc.
	2. This Amendment to the Articles of Incorporation was duly approved and adopted on November 30, 2000 by all the directors of the Corporation, pursuant to 607.0602, Fla. Stat., by written consent without a meeting, pursuant to 607.0704, Fla. Stat. and approval by the stockholders is not required under 607.1002(9), Fla. Stat.
	3. Article IV of the Articles of Incorporation, as amended, shall be and hereby is amended to add a sub clause "(ii)" to clause (c), as follows:
(ii) One hundred fifty (150) shares of the authorized preferred stock of the Corporation is hereby designated as Convertible Preferred Stock, Series B (the "Series B Stock"), having the voting powers, preference, limitations, qualifications, restrictions and relative, participating, optional and other special rights, as follows:
I.  Dividends and Distributions.
A. The holders of Series B Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to holders of the Series B Stock, whether such assets are capital, surplus, or earnings, as and when received by holders of the common stock of the Corporation or any other class of stock of the Corporation ranking the same or junior to the Series B Stock, dividends in an amount equal to the amount of any dividends payable to holders of the common stock of the Corporation or any other class of the Corporation ranking junior to Series B Stock (excluding dividends payable in securities of the Corporation which shall be governed by the provisions appearing below), based on the largest number of full shares of common stock into which a holder's shares of Series B Stock could be converted immediately prior to the record date for the payment of such dividend.
B. Notwithstanding anything to the contrary contained in this Article IV(c)(ii), so long as any shares of Series B Stock shall be outstanding, the Corporation shall not, without the prior approval of the holders of at least sixty-seven (67%) of the outstanding shares of Series B Stock, (i) declare or pay a dividend on, (ii) make any distribution to the holders of, or (iii) repurchase, redeem or make provisions for the purchase or redemption (whether directly or through a subsidiary) of any class or series of stock of the Corporation ranking junior to the Series B Stock (other than the payment of dividends payable in securities of the Corporation which shall be governed by the provisions appearing below).
II.  Voting Rights
Except as otherwise required by law, holders of Series B Stock shall have no voting rights; provided, however
A. If any representation or warranty made by the Corporation to the holders of the Series B Stock in any agreement, certificate or other writing is shown to be false, incomplete, inaccurate or misleading in light of the circumstances under which such representation or warranty was made or if the Corporation fails to timely perform any covenant with or timely discharge any obligation owed to the holders of the Series B Stock, then, and in any such event,
(1) the number of directors then constituting the entire Board of Directors of the Corporation shall automatically be increased by one director and the holders of shares of the Series B Stock, voting together as a single class, shall be entitled to fill such newly created directorship. The Corporation may, and upon the written request of the holders of record of not less than 20% of the total number of shares of the Series B Stock then outstanding shall, call a special meeting of the holders of such shares to fill such newly created directorship for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation, at which meeting such newly created directorship shall be filled by the holders of the Series B Stock; and,
(2) the shares of Series B Stock shall become immediately entitled to cast that number of votes equal to the largest number of whole shares of common stock into which each respective holder's Series B Stock could be converted pursuant to the provisions of this Article IV(c)(ii), at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Each holder of Series B Stock shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote, together with holders of common stock as a single class, with respect to any questions upon which holders of common stock have the right to vote.
B. Without the affirmative vote of the holders of at least sixty percent (67%) of the outstanding shares of Series B Stock, voting as a single class, the Corporation shall not:
(1) amend the Corporation's Articles of Incorporation or Bylaws so as to adversely affect the rights or preferences of the Series B Stock; or
(2) effect the merger or consolidation of the Corporation with or into another corporation or the sale, exchange or transfer of all or substantially all of the Corporation's assets, except that no vote shall be required hereunder if the rights, preferences and privileges of the Series B Stock are not adversely affected or the holders of Series B Stock receive a security with substantially similar rights, preferences and privileges as the Series B Stock.
III.  Liquidation, Dissolution or Winding-Up.
A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation"), the holders of the shares of Series B Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the holders of equity securities of the Corporation, an amount equal to Ten Thousand Dollars ($10,000) (the "Liquidation Preference') for each share of Series B Stock held by them, and no more, before any payment shall be made or any assets distributed to the holders of any shares of capital stock ranking junior to the Series B Stock or to the holders of the shares of common stock of the Corporation. If upon such Liquidation the assets available for distribution to the holders of the Series B Stock shall be insufficient to permit the payment to those persons of the full Liquidation Preference for all shares of Series B Stock held by them, then the entire remaining assets of the Corporation available for such distribution shall be distributed ratably among the holders of the shares of Series B Stock.
B. Upon any Liquidation of the Corporation, after payment or distribution of the aggregate Liquidation Preference for all then-outstanding shares of Series B Stock, as provided herein, all remaining assets of the Corporation shall be distributed ratably among the holders of the common stock of the Corporation, and the holders of shares of the Series B Stock shall have no right to participate therein.
IV.  Redemption
A. Outstanding shares of Series B Stock shall be redeemable, at the option of the Corporation, in whole or in part, at the time or at any time after the close of business on the 365th calendar day following the date of the first issuance of shares of Series B Stock (the "Issuance Date") for redemption price equal to $11,000 per share.
B. Not less than 30 nor more than 60 days prior to the date fixed for any redemption of shares of Series B Stock, a notice specifying the time and place of such redemption and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record of the shares of Series B Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation.
C. If a notice of redemption has been given pursuant hereto and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then on and after the redemption date, notwithstanding that any certificates for such shares have not been surrendered for cancellation, dividends shall cease to accrue on the shares of Series B Stock to be redeemed and the holders of such shares shall cease to be shareholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of six years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.
D. If after a notice of redemption has been given, any holder of shares of Series B Stock shall, prior to the close of business on the last business day preceding the date fixed for redemption, give written notice to the Corporation pursuant hereto of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, as required hereby), then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided herein above.
E. In every case of redemption of less than all of the outstanding shares of Series B Stock, the shares to be redeemed shall be selected by lot or by such other manner as may be prescribed by resolution of the Board of Directors, provided that only whole shares shall be selected for redemption.
V.  Conversion
A. From and after the Issuance Date, each share of Series B Stock shall be convertible at the option of the holder, in the manner hereinafter set forth, into fully paid and nonassessable shares of the Corporation's common stock, $0.001 par value per share, at a conversion price per share (the "Conversion Price") equal to the lesser of (i) 50% of the average Market Price (as hereinafter defined) of one share of common stock for the trading day immediately prior to the Conversion Date (as hereinafter defined), or (ii) $0.75 per share. The Conversion Price shall be adjusted in certain instances as provided below. As used herein, the term "Market Price" shall mean with respect to a particular date the highest closing bid price for shares of Common Stock on such date, as reported by the principal securities exchange or market on which the common stock is traded.
B. In order to convert Series B Stock into shares of Common Stock, a holder of Series B Stock shall surrender to Douglas J. Bates, escrow agent under an Escrow Agreement date as of December 1, 2000 between Douglas J. Bates (the "Escrow Agent"), the Corporation and the holders of the Series B Stock (the "Escrow Agreement"), the certificate or certificates representing the Series B Stock being converted (the "Converted Certificate"), duly endorsed for conversion on the reverse side thereof. The conversion shall be effective and in full force and effect for a particular date (the "Conversion Date") if delivered to the Escrow Agent on that particular date prior to 5:00 o'clock p.m., Eastern time.
C. The person or persons entitled to receive the shares of common stock to be issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of common stock as of the Conversion Date.
D. In the event that any Converted Certificate submitted represents a number of shares of Series B Stock that is greater than the number of such shares that is being converted pursuant to the Conversion Certificate delivered in connection therewith, the Escrow Agent shall advise the Corporation to deliver a certificate representing the remaining number of shares of Series B Stock not converted.
E. Upon receipt of a Conversion Certificate, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of common stock to which a converting holder of Series B Stock shall be entitled as provided herein, which shares shall constitute fully paid and nonassessable shares of common stock. Certificates representing the common stock to which a converting holder of Series B Stock shall be entitled be issued to, delivered by overnight courier to, and received by such holder by the fifth (5th) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Conversion Certificate or in its written instructions submitted together therewith.
F.  Adjustments to Conversion Price
(i) If the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in shares of common stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of common stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph, the number of shares of common stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractional shares of common stock.
(ii) If the Corporation shall issue rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of common stock at a price per share less than the current Market Price of the common stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of common stock which the aggregate of the offering price of the total number of shares of common stock so offered for subscription or purchase would purchase at such current Market Price and the denominator shall be the number of shares of common stock outstanding at the close of business on the date fixed for such determination plus the number of shares of common stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph, the number of shares of common stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractional shares of common stock.
(iii) If the outstanding shares of common stock shall be subdivided into a greater number of shares of common stock, the price set forth in clause (ii) of Section V.A. in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of common stock shall each be combined into a smaller number of shares of common stock, such price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
(iv) If the Corporation shall, by dividend or otherwise, distribute to all holders of its common stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to above, any dividend or distribution paid in cash out of the retained earnings of the Corporation, and any dividend or distribution referred to above), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the current Market Price per share of the common stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of common stock and the denominator shall be such current Market Price per share of common stock, such adjustment to become effective immediately prior to the opening of business on the business day following the date fixed for the determination of shareholders entitled to receive such distribution.
(v) If the common stock to be issued on conversion of the Series B Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series B Stock shall, upon its conversion be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series B Stock immediately before that change.
(vi) If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere herein) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series B Stock receive the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series B Stock would have been entitled on such capital reorganization, merger or sale if the Series B Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Stock) shall be applicable after that event as nearly equivalently as may be practicable.
(vii) In the event that (a) a registration statement in respect of the common stock issuable upon the conversion of the Series B Stock has not been filed with the Securities and Exchange Commission on or before the 15th day after the Issuance Date, or (b) the Company fails to make amendments to the registration statement and submit to the staff of the Securities and Exchange Commission supplemental information and explanatory statements designed to address and satisfy the commentary of the staff within 15 days after the Company's receipt of the staff's comments with respect to the registration statement, or (c) the Company fails to request acceleration of the effectiveness of the registration statement within 24 hours after becoming aware that the staff of the Securities and Exchange Commission will have no further comments to the registration statement, the Conversion Price shall be adjusted to the lesser of (i) 25% of the average Market Price of one share of common stock for the ten trading days immediately prior to the Conversion
Date), or (ii) $0.50 per share, as further adjusted in accordance with the foregoing provisions.
G. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article IV(c)(ii) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion privileges of the holders of the Series B Stock against impairment.
H. Upon the occurrence of each adjustment or readjustment of the Conversion Price for any shares of Series B Stock in accordance herewith, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Price at the time in effect; and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series B Stock.
I. No fractional shares of common stock shall be issued upon conversion of Series B Stock, and in lieu thereof the number of shares of common stock to be issued for each share of Series B Stock converted shall be rounded down to the nearest whole number of shares of common stock. Such number of whole shares of common stock to be issued upon the conversion of one share of Series B Stock shall be multiplied by the number of shares of Series B Stock submitted for conversion pursuant to the Conversion Certificate to determine the total number of shares of common stock to be issued in connection with any one particular conversion.
J. The Corporation shall at all times keep and maintain on deposit under the Escrow Agreement not less than 125% of the largest number of shares of common stock into which the Series B Stock could be converted solely for the purpose of effecting the conversion of the shares of the Series B Stock. If at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, then, in addition to all rights, claims and damages to which the holders of the Series B Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.
VI.  Notices
A. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, the Corporation shall mail to each holder of Series B Stock at least twenty (20) days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such distribution and the amount and character of such distribution.
B. Any notices required by the provisions hereof to be given to the holders of shares of Series B Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation or to such other address of such holder or its representative as such holder may direct.
	IN WITNESS WHEREOF, the undersigned, President of Stampede Worldwide, Inc., has executed the within Articles of Amendment this 1st day of December, 2000 and caused said Articles to be filed in the office of the Secretary of State for the State of Florida, effective upon the filing hereof.
   (CORPORATE SEAL)                            Stampede Worldwide, Inc.


ATTEST:
___________________________________ By: _______________________________
Jackson L. Morris, Secretary               John V. Whitman, Jr.,
                                                 President


EXHIBIT 5:  OPINION RE: LEGALITY

JACKSON L. MORRIS
ATTORNEY AT LAW
3116 West North A Street
Tampa, Florida 33609-1544
December 5, 2000
By Telephone Facsimile
Board of Directors
Stampede Worldwide, Inc.
Tampa, Florida
Re:  Registration Statement on Form SB-2
Gentlemen:
I am general counsel for and a director and corporate secretary of Stampede Worldwide, Inc. (formerly Chronicle Communications, Inc.) and Subsidiaries, a Georgia corporation, (the "Company"). I have been asked to provide an opinion letter in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 ("Registration Statement") for the offer and sale of no shares of the Company's common stock, $.001 par value per share which are currently issued, outstanding and owned by stockholders of the Company ("Stockholders'Shares") and 41,366,653 shares of the Company's common stock, no par value per share which are to be offered and sold by the Company ("Company Shares"). Based upon my review of the Company's Restated and Amended Articles of Incorporation, appropriate records of proceedings of the Company's board of directors, subscription documents and the Company's audited balance sheet for the year ended September 30, 1999, unaudited balance sheet for the nine months ended June 30, 2000 and such additional records as I deem appropriate, it is my opinion that: The Stockholders' Shares included in the Registration Statement are legally authorized, duly and validly issued, fully paid and non-assessable; and, The Company Shares included in the Registration Statement are legally authorized and, upon issuance and delivery against payment or receipt of consideration therefore, will be duly and validly issued, fully paid and non-assessable.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interest of Counsel."
Very truly yours
/s/ Jackson L. Morris
Jackson L. Morris

EXHIBIT 23.1:  CONSENT OF COUNSEL

Included in Exhibit 5

EXHIBIT 23.2   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 20,1999, except as to Note 13 which is as to December 4, 2000, relating to the September 30, 1998 and 1999 consolidated financial statements of Stampede Worldwide, Inc. (formerly Chronicle Communications, Inc.) and Subsidiaries and to the reference to our firm under the caption "Experts" in the Prospectus.


/s/ W. Andrew Mueller
W. Andrew Mueller, C.P.A.
Bella, Hermida, Gillman, Hancock & Mueller
Plant City, Florida
December 4, 2000